UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

THE GAP, INC.

(Name of Registrant as Specified in Its Certificate)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting of Gap Inc. Shareholders

Proxy Statement

May 21, 2013 San Francisco, California

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, May 21, 2013 10:00 a.m., San Francisco Time

PLACE	Gap Inc. Headquarters Two Folsom Street San Francisco, California 94105

ITEMS OF BUSINESS

•      Elect to the Board of Directors the ten nominees named in the attached Proxy Statement;

•      Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on February 1, 2014;

•       Hold an advisory vote to approve the overall compensation of the named executive officers; and

•       Transact such other business as may properly come before the meeting.

RECORD DATE	You must have been a shareholder of record at the close of business on March 25, 2013 to vote at the Annual Meeting.

INTERNET AVAILABILITY	In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution makes the proxy distribution process more efficient, less costly and limits our impact on the environment. This Proxy Statement and our 2012 Annual Report to Shareholders are available at: www.gapinc.com (follow the Investors, Financial Information, Annual Reports & Proxy links).

PROXY VOTING	Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.

ADMISSION TO THE ANNUAL MEETING	You are entitled to attend the Annual Meeting only if you were a Gap Inc. shareholder as of the close of business on March 25, 2013 or you hold a valid proxy for the Annual Meeting. Photo identification is required for admittance. In addition, if you are not a shareholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in street name), you will be required to provide proof of beneficial ownership as of the Record Date. Proof of beneficial ownership can take the form of your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, a copy of the Notice of Internet Availability of Proxy Materials if one was mailed to you, or similar evidence of ownership.

WEBCAST	You may listen to our Annual Meeting by webcast at www.gapinc.com (follow the Investors, Financial News and Events, Webcasts links). The webcast will be recorded and available for replay on www.gapinc.com for at least 30 days following the Annual Meeting.

By Order of the Board of Directors, Michelle Banks Corporate Secretary April 9, 2013

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING AND VOTING

References in this Proxy Statement to “Gap Inc.,” “the Company,” “we,” “us,” and “our” refer to The Gap, Inc.

Why did I receive these materials?

These proxy materials are being delivered in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. for use at our Annual Meeting of Shareholders to be held on May 21, 2013, at 10:00 a.m., San Francisco Time, at Gap Inc. Headquarters, Two Folsom Street, San Francisco, California, 94105 and at any adjournment or postponement thereof (the “Annual Meeting”).

On or about April 9, 2013, we commenced distribution of this proxy statement and the form of proxy to our shareholders entitled to vote at the Annual Meeting.

Who are the proxyholders and how were they selected?

The proxyholders were selected by our Board of Directors and are officers of the Company. The proxyholders will vote all proxies, or record an abstention, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by our Board of Directors.

How much did this proxy solicitation cost and who pays for it?

The Company will pay all expenses in connection with the solicitation of the proxies relating to this Proxy Statement, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) may solicit proxies by telephone, by fax or in person. We have also retained the services of AST Phoenix Advisors to solicit the proxies of certain shareholders for the Annual Meeting and provide other consultation services. The cost of such services is estimated to be $8,000, plus reimbursement of out-of-pocket expenses.

How can I electronically access the proxy materials?

We are using the internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending a Notice of Internet Availability. That Notice contains instructions for accessing the materials and voting via the Internet. The Notice also contains information on how to request a paper copy of the proxy materials by mail. We believe this method of distribution makes the proxy distribution process more efficient, less costly and limits our impact on the environment. This Proxy Statement and our 2012 Annual Report to Shareholders are available at: www.gapinc.com (follow the Investors, Financial Information, Annual Reports & Proxy links).

What is “householding”?

Under SEC rules, a single package of Notices may be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless contrary instructions have been received. Each shareholder continues to receive a separate Notice within the package. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge toll free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Shareholders who wish to receive a separate set of proxy materials should contact Broadridge at the same phone number or mailing address.

What items will be voted on at the Annual Meeting?

At the Annual Meeting, the following items are on the agenda:

¡	The election of the directors nominated by the Board of Directors;

¡	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2014; and

¡	The approval of the overall compensation of the Company’s named executive officers.

How will any other items be voted upon at the Annual Meeting?

If any other matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation (i) matters about which the proponent failed to notify us on or before February 14, 2013, (ii) shareholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the SEC, and (iii) matters incidental to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, our management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.

How do I vote my shares?

You may vote your shares (i) by internet at www.proxyvote.com, (ii) by signing and returning a proxy card (shareholder of record) or voting instruction card (beneficial owner of shares), (iii) by phone at 1-800-690-6903 or (iv) in person at the meeting. If you vote by Internet or by phone, you do not need to return a proxy card or voting instruction card, but you will need to have it, or the Notice of Internet Availability, in hand when you access the voting website or call to vote by phone. Specific voting instructions are found on the proxy card, voting instruction card, or the Notice of Internet Availability.

What are the voting recommendations of the Board of Directors?

The Board of Directors recommends that you vote your shares “FOR” the election of the directors nominated by the Board of Directors, “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014, and “FOR” the approval of the overall compensation of the Company’s named executive officers.

Who may vote at the Annual Meeting?

The holders of common stock at the close of business on March 25, 2013 (the “Record Date”) are entitled to one vote per share on each matter voted upon at the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, there were 465,300,907 shares of common stock outstanding.

What is the difference between a shareholder of record and a beneficial owner of shares in street name?

Shareholder Of Record

If your shares are registered directly in your name with the Company’s transfer agent, Wells Fargo Bank, N.A. (“Wells Fargo”), you are considered the shareholder of record with respect to those shares.

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Please note that the organization is not allowed to vote your shares on certain matters without your instructions, so it is important for you to provide direction to the organization on how to vote.

May I attend the Annual Meeting?

All shareholders as of the close of business on the Record Date, or holders of a valid proxy for the Annual Meeting, are entitled to attend the Annual Meeting. Shareholders who plan to attend the Annual Meeting must present valid photo identification. In addition, if you are not a shareholder of record but hold shares through a broker, bank, trustee, nominee, or other similar organization (i.e., in street name), you must provide proof of beneficial ownership as of the Record Date. Proof of beneficial ownership can take the form of your most recent account statement prior to the Record Date, a copy of the voting instruction form provided by your broker, bank, trustee, nominee, or other similar organization, a copy of the Notice of Internet Availability of Proxy Materials, if one was mailed to you, or similar evidence of ownership. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.

How can I listen to the live webcast of the meeting?

We are offering an audio webcast of the Annual Meeting at www.gapinc.com. If you choose to listen to the webcast, go to our website at www.gapinc.com (follow the Investors, Financial News and Events, Webcasts links) shortly before the start of the meeting and follow the instructions provided. Please note that this webcast will be “listen only.” If you would like to vote, ask questions, or otherwise interact with the meeting participants, you will need to attend the meeting in person. The webcast will be recorded and available for replay on www.gapinc.com for at least 30 days following the Annual Meeting.

Are votes confidential? Who counts the votes?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects the voting privacy of our shareholders. Your vote will not be disclosed to anyone, except:

¡	As required to tabulate and certify the vote;

¡	As required by law; and/or

¡	If you provide written comments on your proxy card (the proxy card and comments would then be forwarded to us for review).

We retain an independent tabulator and inspector of election to receive and tabulate the proxies and to certify the voting results.

What happens if I do not give specific voting instructions?

Shareholder Of Record

If you are a shareholder of record and you sign, date and return a proxy card but do not specify how to vote, your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof.

Beneficial Owner

If you are a beneficial owner and hold your shares through a broker, bank, or other similar organization, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on a particular matter. Brokers and other nominees have the discretion to vote on routine matters such as Proposal 2 (ratification of independent registered public accounting firm), but do not have the discretion to vote on non-routine matters such as Proposal 1 (election of directors) and Proposal 3 (advisory vote on executive compensation).

What constitutes a “quorum” for the Annual Meeting?

The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The independent inspector(s) of election appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

What are broker non-votes and how are they counted?

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. Brokers and other nominees may vote without instruction only on “routine” proposals. On “non-routine” proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” The proposal to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm is the only routine proposal on the agenda for our Annual Meeting. The other two proposals on the agenda are non-routine. If you hold your shares with a broker or other nominee, they will not be voted on non-routine proposals unless you give voting instructions. Broker non-votes are counted in determining a quorum but are not counted for purposes of determining the number of shares present in person or represented by proxy on a voting matter.

What vote is required to approve each proposal?

Election Of Directors

Election of directors by shareholders will be determined by a majority of the votes cast with respect to each director, in person or by proxy, at the Annual Meeting. Pursuant to the Company’s

Bylaws, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall include votes “for” and “against” a nominee, and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. At any meeting of shareholders where nominees are subject to an uncontested election (the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election, shall submit to the Corporate Secretary of the Company a letter offering his or her resignation, subject to the Board of Directors’ acceptance. The Governance and Nominating Committee will consider the offer of resignation and will recommend to the Board the action to be taken. The Board of Directors will act promptly with respect to each such letter of resignation and will promptly notify the director concerned of its decision. The Board of Directors’ decision will be disclosed publicly.

Other Proposals

The other two matters on the agenda for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter. Please note that both of these other proposals are advisory only and will not be binding on the Company, the Board or any committee of the Board. The results of the votes on these proposals will be taken into consideration by the Company, the Board or the appropriate committee of the Board, as applicable, when making future decisions regarding these matters.

May I change my vote?

You may revoke your proxy at any time before its exercise by writing to our Corporate Secretary at our principal executive offices as follows:

Corporate Secretary

Gap Inc.

Two Folsom Street

San Francisco, California 94105

You may also revoke your proxy by timely delivery of a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting in person at the Annual Meeting.

When are shareholder proposals for the 2014 Annual Meeting due?

If a shareholder would like us to consider including a proposal in our Proxy Statement and form of proxy for our Annual Meeting in 2014, the Company’s Corporate Secretary must receive it no later than December 10, 2013. Proposals must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105.

Our Amended and Restated Bylaws provide that in order for a shareholder to bring business before our Annual Meeting in 2014 (other than a proposal submitted for inclusion in the Company’s proxy materials), the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 20, 2014, and no earlier than January 21, 2014 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2013 Annual Meeting). The notice must contain information required by our Bylaws, including a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, the name and address of the shareholder proposing the business, the number of shares of the Company’s stock beneficially owned by the shareholder, any material interest of the shareholder in the business proposed, any interests held by the shareholder in derivative securities of the Company or arrangements with persons holding derivative securities of the Company, and other information required to be provided by the shareholder pursuant to the proxy rules of the SEC. If a shareholder fails to submit the notice by February 20, 2014, then the proposed business would not be considered at our Annual Meeting in 2014 due to the shareholder’s failure to comply with our Bylaws. Additionally, in accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting in 2014 as to which the proponent fails to notify us on or before February 20, 2014. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained by writing to our Corporate Secretary at that address or at www.gapinc.com (follow the Investors, Governance links).

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 — Election of Directors

NOMINEES FOR ELECTION AS DIRECTORS

Election Process

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Governance and Nominating Committee of the Board of Directors has nominated the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all of these nominees to the Board of Directors.

Director Nominations

The Board of Directors has no reason to believe that any of the nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the Board of Directors may reduce the number of directors fixed by our Bylaws, or the proxies may be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of the nominee. Set forth below is certain information concerning the nominees, including age, experience, qualifications and principal occupation during at least the last five years, based on data furnished by each nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Adrian D. P. Bellamy, age 71.

Director since 1995.

Non-Executive Chairman of Williams-Sonoma, Inc. since 2010. Non-Executive Chairman of Reckitt Benckiser Plc., a home products company, since 2003. Executive Chairman of the Body Shop International Plc., a personal care retailer, from 2006 to March 2008. Chairman of the Body Shop International Plc., from 2002 to 2006.

As the former chief executive officer of two retail companies, including DFS Group Limited, a private retailing company, and his experience as a director on the board of a total of six public companies, on three of which he currently serves (two as chairman and one as a director), Mr. Bellamy has extensive global experience regarding all aspects of the operations of large public companies, including companies in the retail industry.

Domenico De Sole, age 69.

Director since 2004.

Chairman of Tom Ford International, a luxury retailer, since 2005. President and Chief Executive Officer of Gucci Group NV, 1995-2004. Director of Newell Rubbermaid Inc. Former director of The Proctor & Gamble Company, 2001-2005, Delta Air Lines, Inc., 2005-2007, and Telecom Italia, 2004-2008.

As the former chief executive officer of a retailer and the current chairman of a retailer, Mr. De Sole has many years of global experience as a senior executive in the retail industry. In addition, as a former director of The Proctor & Gamble Company, he has insight into the global consumer goods market.

Robert J. Fisher, age 58.

Director since 1990.

Managing Director, Pisces, Inc., an investment group, since 2010. Interim President and Chief Executive Officer of Gap Inc., January 2007-August 2007. Non-executive Chairman of Gap Inc., 2004-August 2007. Executive of Gap Inc., 1992-1999. Various positions with Gap Inc., 1980-1992. Former director of Sun Microsystems, Inc., 1995-2006.

Mr. Fisher has extensive retail experience, including experience specific to Gap Inc. as a result of his many years serving in a variety of high-level Gap Inc. positions, including Chief Operating Officer, President of Gap Division, Chairman of the Board, and interim President and Chief Executive Officer.

William S. Fisher, age 55.

Director since 2009.

Founder and Chief Executive Officer of Manzanita Capital Limited, a private equity fund, since 2001. Various positions with Gap Inc., 1986-1998.

Mr. Fisher brings extensive global retail experience to the Board as a result of his years serving in a variety of high-level Gap Inc. positions, including President of the International Division, as well as his service on the boards of a number of private retail companies, including Space NK and Diptyque.

Isabella D. Goren, age 52.

Director since 2011.

Chief Financial Officer of AMR Corporation and American Airlines, Inc. since 2010. AMR Corporation and American Airlines, Inc. filed a voluntary petition for reorganization under Chapter 11 in November 2011. Senior Vice President of Customer Relationship Marketing of American Airlines, 2006-2010. Various positions with AMR Corporation and American Airlines, Inc., 1986-2006, including President of AMR Services, previously a subsidiary of AMR, 1996-1998.

Ms. Goren has broad experience in a number of key corporate functions, including finance, human resources, international operations and marketing. She brings extensive expertise in leadership, management of complex operations, building of customer loyalty programs, financial functions and global strategies.

Bob L. Martin, age 64.

Director since 2002.

Lead Independent Director since 2003. Operating Partner of Stephens Group, Inc., a private equity group. Chief Executive Officer (part-time) of Mcon Management Services, Ltd., a consulting company, since 2002. Independent Consultant, 1999-2002. President and Chief Executive Officer of Wal-Mart International, a division of Wal-Mart Stores, Inc., 1984-1999. Director of Conn’s Inc. Former director of Dillards, Inc., 2003-2004, Edgewater Technology, Inc., 1999-2005, Furniture Brands International, Inc., 2003-2010, Guitar Center, 2004-2007, Sabre Holdings Corporation, 1997-2007, and SolarWinds, Inc., 2009-2010.

Mr. Martin has over 35 years of work experience in the retail industry. As the former chief executive officer of Wal-Mart International, during which he ran operations in 12 countries across four continents, Mr. Martin acquired extensive global governance experience. As the former executive vice president and chief information officer for Wal-Mart Stores, Inc., Mr. Martin has extensive insight into the area of IT and supply chain capabilities and strategies for a retail company.

Jorge P. Montoya, age 66.

Director since 2004.

President, Global Snacks & Beverages, and President, Latin America, of The Procter & Gamble Company, a consumer products company, 1999-2004. Director of The Kroger Co. Former director of Rohm & Haas Company, 1996-2007.

Mr. Montoya spent over 30 years working for The Proctor & Gamble Company, during which time he acquired extensive experience in management, international growth, consumer products, and marketing.

Glenn K. Murphy, age 51.

Director since 2007.

Chairman and Chief Executive Officer of Gap Inc. since August 2007. Chairman and Chief Executive Officer of Shoppers Drug Mart, a drugstore chain, 2001-2007.

As a result of his service as Gap Inc.’s Chairman and Chief Executive Officer, as well as his service in senior (including chief executive officer) positions at other large retail companies, Mr. Murphy has extensive management and leadership experience and a deep knowledge of the complex financial and operational issues that retail companies face.

Mayo A. Shattuck III, age 58.

Director since 2002.

Chairman of Exelon Corporation, an energy company, since 2012. Chairman of Constellation Energy Group, 2002-2012. President and Chief Executive Officer of Constellation Energy Group, 2001-2012. Director of Capital One Financial Corporation.

Mr. Shattuck’s experience on the board of directors of two other public companies, along with his experience as the former chief executive officer of an investment bank and Constellation Energy Group, and his current position as Executive Chairman of Exelon Corporation, provides him with extensive knowledge of a number of important areas, including leadership, finance, risk assessment, compliance and governance.

Katherine Tsang, age 55.

Director since 2010.

Chairperson of Greater China Standard Chartered Bank since 2009. Chairperson of Standard Chartered Bank (Taiwan) since 2009. Chairperson of Standard Chartered Bank (Hong Kong) since January 2011. Chief Executive Officer, China of Standard Chartered Bank (Hong Kong) from 2005 to 2009. Former director of Baoshan Iron & Steel Co. Limited, 2006-2012.

Ms. Tsang possess over two decades of work experience in the global banking industry. As a senior executive at an international bank, Ms. Tsang possesses extensive financial expertise. In addition, she has held different global and regional roles in human resources spanning fifty-six countries. Ms. Tsang brings significant experience in management and international growth to the Board. In addition to her former position as an independent non-executive director of Baoshan Iron & Steel Co. Limited in China, Ms. Tsang has also served on the boards of three Standard Chartered Bank subsidiaries.

Robert J. Fisher and William S. Fisher are brothers. Information concerning our executive officers who are not also directors is set forth in our Annual Report on Form 10-K for the fiscal year ended February 2, 2013.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of the various Board committees, and the procedures for reporting concerns to the Board. Our Corporate Governance Guidelines are available at www.gapinc.com (follow the Investors, Governance, Guidelines links).

HIGHLIGHTS — 9 of 10 directors are independent — Lead Independent Director — Individual director evaluations — Director stock ownership guidelines

Code of Business Conduct

Our Code of Business Conduct is designed to promote a responsible and ethical work environment for all Gap Inc. employees and directors. The Code contains guidelines on conflicts of interest, legal compliance, Company information and assets, and political contributions and activities. Our Code of Business Conduct is available at www.gapinc.com (follow the Investors, Corporate Compliance, Code of Business Conduct links).

Director Independence

The Board of Directors has determined that the following directors are independent under the New York Stock Exchange (“NYSE”) rules and have no direct or indirect material relationships with the Company:

Adrian D. P. Bellamy	Bob L. Martin
Domenico De Sole	Jorge P. Montoya
Robert J. Fisher	Mayo A. Shattuck III
William S. Fisher	Katherine Tsang
Isabella D. Goren

In particular, the Board has determined that none of these directors have relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. In making this determination with respect to Robert and William Fisher, the Board considered the following factors: (i) with the exception of Robert Fisher’s brief period of service during 2007 as interim President and CEO of the Company during a CEO transition, neither Robert nor William Fisher has served as an officer of the Company in over 13 years; (ii) Donald Fisher (a founder of the Company and their father) ceased being an executive officer of the Company prior to his passing in September 2009; (iii) NYSE guidance indicates that ownership of even a significant amount of stock does not preclude a finding of independence; and (iv) the lease agreements with Doris Fisher (a founder of the Company and their mother) for the display of her personal art collection (further described on page 61) provide benefits to the Company, no financial benefit to Robert or William Fisher, and were negotiated with no involvement by Robert or William Fisher. After consideration of these factors, the Board concluded that there is no material relationship between the Company and Robert and William Fisher that would impact their independence under NYSE rules.

Board Leadership Structure

We believe that having Glenn Murphy act as both Chairman of the Board and CEO is most appropriate for the Company at this time because it provides the Company with consistent and efficient leadership, both with respect to the Company’s operations and the leadership of the Board. In particular, having Mr. Murphy act in both of these roles increases the timeliness and effectiveness of the Board’s deliberations, increases the Board’s visibility into the day-to-day operations of the Company, and ensures the consistent implementation of the Company’s strategies.

We also believe in the importance of independent oversight. We ensure that this oversight is truly independent and effective through a variety of means, including:

—	Our Corporate Governance Guidelines provide that at least two-thirds of our directors should be independent. Currently, all of our directors other than Mr. Murphy are independent.

—

One of our independent directors acts as our Lead Independent Director. The Lead Independent Director presides at all meetings of the Board at which the Chairman is not present, including each independent director session of the Board. The Lead Independent Director has the authority to call meetings of the independent directors. He or she also serves as a liaison between the Chairman and the independent directors, approves certain information sent to the Board, and provides input on and approves meeting schedules and agendas. The Lead Independent Director is appointed by the independent directors annually. Bob L. Martin currently serves as our Lead Independent Director.

—	At each regularly scheduled Board meeting, all independent directors are scheduled to meet in an executive session without the presence of any management directors.

—

The charters for each of our standing committees of the Board (Audit and Finance, Compensation and Management Development, and Governance and Nominating) require that all of the members of those committees be independent.

We believe that the combined role of Chairman and CEO, together with the significant responsibilities of our Lead Independent Director and other independent directors described above, provides an appropriate balance between leadership and independent oversight.

Risk Oversight

Board Oversight of Risk

The Board has an active role in overseeing the management of the Company’s risks. Annually, the Company’s Internal Audit department performs a comprehensive enterprise risk assessment encompassing a number of significant areas of risk, including strategic, operational, compliance, financial, and reputational risks. The assessment process is designed to gather data regarding the most important risks that could impact the Company’s ability to achieve its objectives and execute its strategies. Primary assessment methods include interviews with key executives and Board members, review of critical Company strategies and initiatives, and monitoring of emerging industry trends and issues. The assessment is reviewed by the Company’s CEO, Chief Financial Officer (“CFO”), and Chief Compliance Officer and presented to the Board to facilitate discussion of high risk areas. It provides the foundation for the annual Internal Audit plan, management’s monitoring and risk mitigation efforts, and ongoing Board oversight. In addition, on a regular basis, management communicates with the Board, both formally and informally, about key initiatives, strategies and industry developments, in part to assess and manage the potential risks.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit and Finance Committee focuses on financial and compliance risks, and the Compensation and Management Development Committee sets employee incentives with the goal of encouraging an appropriate level of risk-taking, consistent with the Company’s business strategies.

Compensation Risk Assessment

On an annual basis, our management conducts a comprehensive overall review of each of the Company’s compensation policies and practices for the purpose of determining whether any of those policies and practices are reasonably likely to have a material adverse effect on the Company. As a part of this review, each of the Company’s compensation policies and practices were compared to a number of specific factors that could potentially increase risk, including the specific factors that the SEC has identified as potentially triggering disclosure. The Company balanced these factors against a variety of mitigating factors. Examples of some of the mitigating factors are (i) compensation policies and practices are structured similarly across business units; (ii) the risk of declines in performance in our largest business units is well understood and managed; (iii) incentive compensation expense is not a significant percentage of any significant unit’s revenues; (iv) for executives, a significant portion of variable pay is delivered through long-term incentives which carry vesting schedules over multiple years; (v) a mix of compensation vehicles and performance measures is used; (vi) stock ownership requirements for executives are in place; (vii) significant incentive plans are capped at all levels; (viii) threshold levels of performance must be achieved for the bulk of variable pay opportunities; and (ix) a clawback policy with respect to financial restatements is in place. Management’s assessment was also presented to the Company’s Chief Compliance Officer and the Chair of the Board’s Compensation and Management Development Committee. As a result of management’s review, the Company determined that its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings

The Board of Directors has three standing committees: the Governance and Nominating Committee; the Audit and Finance Committee; and the Compensation and Management Development Committee, each described below. Each director nominee attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, individual Board members often work together and with management outside of formal meetings.

The independent directors are typically scheduled to meet without the presence of management during each regularly scheduled Board meeting. Our Lead Independent Director, Mr. Martin, is responsible for organizing, managing and presiding over the independent director sessions of the Board, and reporting on outcomes of the sessions to the Chairman and CEO, as appropriate.

The Board met eight times during fiscal 2012. The following table lists the current members of each of the committees and the number of committee meetings held during fiscal year 2012:

Name	Audit & Finance	Compensation & Management Development	Governance & Nominating

Adrian D.P. Bellamy		Chair	X

Domenico De Sole		X

Robert J. Fisher			X

William S. Fisher

Isabella D. Goren	X

Bob L. Martin		X	Chair

Jorge P. Montoya	X

Glenn K. Murphy

Mayo A. Shattuck III	Chair		X

Katherine Tsang		X

NUMBER OF MEETINGS	8	10	4

Governance and Nominating Committee

The Board’s Governance and Nominating Committee is composed solely of independent directors, as defined under NYSE rules.

This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s corporate governance matters, including the development of corporate governance guidelines, periodic evaluation of the Board, its committees and individual directors, identification and selection of director nominees, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board of Directors, Board Committees links).

Nomination of Directors

The Governance and Nominating Committee has the responsibility to identify, evaluate, and recommend qualified candidates to the Board. The Chairman and CEO, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management interview each candidate as requested by the Chairman and CEO or chair of the Committee.

The Committee engages third-party independent consultants to identify potential director nominees based on identified criteria and a needs assessment. These consultants have also assisted the Committee in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Committee.

The Committee will also consider director nominees recommended by shareholders. Our Bylaws provide that in order for a shareholder to propose director nominations at the meeting of shareholders in 2014, the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 20, 2014, and no earlier than January 21, 2014 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2013 Annual Meeting). The notice must contain information required by our Bylaws about the identity and background of each nominee and the shareholder making the nomination, including interests in derivative securities or arrangements with persons holding derivative securities, relationships or arrangements between the nominee and the shareholder making the nomination, and information that would enable the Board to determine a nominee’s eligibility to serve as an independent director. The notice also must contain other information that must be disclosed in proxy solicitations for election of directors under the proxy rules of the SEC (including information regarding the director nominee’s experience, qualifications, attributes and/or skills), the nominee’s consent to the nomination and to serve if elected, and certain other information required by our Bylaws. If a shareholder fails to submit the notice by February 20, 2014, then the nominee(s) of the shareholder will not be considered at our Annual Meeting in 2014 in accordance with our Bylaws. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained at www.gapinc.com (follow the Investors, Governance links) or to any shareholder on request by writing to our Corporate Secretary at the above address.

Qualifications and Diversity of Board Members

All director nominees must possess certain core competencies, some of which may include experience in retail, consumer products, international business/markets, real estate, store operations, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a CEO or CFO. In addition to having one or more of these core competencies, Board member nominees are identified and considered on the basis of knowledge, experience, integrity, leadership, reputation, and ability to understand the Company’s business. The Board believes that this diversity, including differences in backgrounds, qualifications, experiences, personal characteristics, gender and ethnicity/race, is important to the effectiveness of the Board’s oversight of the Company. Accordingly, diversity is a factor that is considered in the identification and recommendation of potential director candidates. All director nominees are pre-screened to ensure that each candidate has qualifications that complement the overall core competencies of the Board. The screening process also includes conducting a background evaluation and an independence determination.

Evaluation of Directors

The Governance and Nominating Committee is also responsible for overseeing a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of diverse experiences and backgrounds, and are effective and productive. As part of the process, each member completes a questionnaire that includes Board, committee and individual assessments. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any member and are kept confidential to ensure honest and candid feedback is received. The Committee discusses opportunities and agrees upon plans for improvement as appropriate and reports the results annually to the Board. A director will not be nominated for reelection unless it is affirmatively determined that he or she is substantially contributing to the overall effectiveness of the Board.

Audit and Finance Committee

The Board’s Audit and Finance Committee is composed solely of independent directors, as defined under SEC and NYSE rules.

This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications, independence and performance, the performance of the Internal Audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board of Directors, Board Committees links).

Audit Committee Financial Expert

Our Board of Directors has determined that the Audit and Finance Committee has two members who are “audit committee financial experts” as determined under Regulation S-K Item 407(d)(5) of the Securities Exchange Act of 1934: Mr. Shattuck and Ms. Goren, both of whom are “independent” directors as determined under applicable NYSE listing standards.

Compensation and Management Development Committee

The Board’s Compensation and Management Development Committee is composed solely of independent directors, as defined under SEC and NYSE rules.

This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to executive officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board of Directors, Board Committees links).

The Committee approves all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. Our CEO evaluates each executive officer and discusses with the Committee his assessment and recommendations for compensation. The CEO is not present during the Committee’s deliberations about his own compensation. The Committee also oversees senior management development, retention, and succession plans. The Committee has delegated authority, within defined parameters, to the CEO or Committee Chair to approve grants of stock units to employees below the Vice President level (see the “Grant Practices” section on page 40 for more details). The Committee has also delegated authority, within defined parameters, to the Company’s Human Resources personnel to make certain non-material changes to the Company’s employee benefit plans.

The Committee has engaged Frederic W. Cook & Co. as its independent executive compensation consultant. The consultant is consulted by the Committee from time to time on the compensation program structure and specific individual compensation arrangements (see the “Role of the CEO and Compensation Consultant” section on page 32 for more details). In addition, the Company has conducted a review of the Committee’s relationship with its compensation consultant, and has identified no conflicts of interest.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, Mr. Bellamy, Mr. De Sole, Mr. Martin, and Ms. Tsang served on the Compensation and Management Development Committee of the Board of Directors. During fiscal 2012, none of our executive officers served on the board of directors of any company where one of that company’s executive officers served as one of our board members.

Attendance of Directors at Annual Meetings of Shareholders

Our policy regarding attendance by directors at our Annual Meeting of Shareholders states that our Chairman, Lead Independent Director, and committee chairs should attend and be available to answer questions at our Annual Meeting, if reasonably practicable. Our policy also encourages all other directors to attend. All of our director nominees attended our 2012 Annual Meeting in person, with the exception of Ms. Goren, who attended by teleconference.

Communication with Directors

Interested parties can send direct communications to our Board of Directors (through our Chairman, Lead Independent Director, and Corporate Secretary) by email to: board@gap.com.

Stock Ownership Guidelines for Directors

We have adopted minimum stock ownership guidelines for our Directors. Each non-management director should, within three years of joining the Board of Directors, hold stock (which includes deferred stock units) of the Company worth at least three times the annual base retainer then in effect. Management directors are required to own stock of the Company in accordance with our stock ownership requirements for executives, described on page 41. Our insider trading policy, which is applicable to directors, prohibits speculation in the Company’s stock, including short sales, hedging or publicly-traded option transactions.

Additional Corporate Governance Information

If you would like further information regarding our corporate governance practices, please visit the governance and compliance sections of www.gapinc.com (follow the Investors link). Those sections include:

•	Our Corporate Governance Guidelines (available in print on request to our Corporate Secretary);

•	Our Code of Business Conduct (available in print on request to our Corporate Secretary);

•	Our Committee Charters;

•	Our Certificate of Incorporation;

•	Our Bylaws;

•	A method for interested parties to send direct communications to our Board of Directors (through our Chairman, Lead Independent Director, and Corporate Secretary) by email to board@gap.com; and

•

Methods for employees and others to report suspected violations of our Code of Business Conduct or accounting, internal accounting controls, or auditing concerns to our Global Integrity and Compliance department by confidential email to global_integrity@gap.com, through our Code Hotline (866) GAP-CODE or online at speakup.gapinc.com. Callers from outside North America must dial their country’s AT&T Direct Access Code which can be found at speakup.gapinc.com. Code Hotline calls are answered by a live operator from an outside company, and are free, confidential and may be made anonymously. Accounting, auditing, and other significant concerns are referred by the Global Integrity & Compliance department to the Audit and Finance Committee.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

The table below shows the annual retainer, attendance fees, and committee chair retainer we paid to our non-employee directors in fiscal 2012, as well as the amounts for fiscal 2013:

Fiscal Year 2012 and 2013 Director Cash Compensation
	2012	2013 (2)

Annual Retainer	$70,000	$75,000
Additional Annual Retainer for Committee Chairs
Audit and Finance Committee	20,000	20,000
Compensation and Management Development Committee	20,000	20,000
Governance and Nominating Committee	10,000	15,000
Additional Annual Retainer for Lead Independent Director	20,000	25,000
Fee per Board Meeting (1)	—	—
Fee per regularly scheduled Committee Meeting	1,500	2,000

Footnotes

(1)	This amount does not include a fee of $2,000 that is paid to non-employee directors who reside primarily outside of North America for attendance at each Board and/or committee meeting requiring travel to the United States.

(2)	Until 2013, the Board’s cash compensation had not been increased since fiscal 2008, except to return the Board retainer to $70,000 in fiscal 2010 after a 15% voluntary reduction in fiscal 2009.

Employee directors are not eligible for the annual retainer or attendance fees, and are not eligible to serve on committees or as committee chairs.

Equity Compensation

Non-employee directors receive the following under our 2011 Long-Term Incentive Plan:

•	For 2012, each non-employee director received stock units with an initial value of $125,000 at the then-current fair market value of the Company’s common stock.

•

Beginning in 2013, each new non-employee director automatically receives stock units with an initial value of $140,000 based on the then-current fair market value of the Company’s common stock; provided that the value of the first annual stock unit grant for newly-appointed non-employee directors who were appointed after the Company’s last annual shareholders meeting is prorated based on the number of days that the director has served between his or her appointment and the date of the first annual stock unit grant.

•

In addition, beginning in 2013, each continuing non-employee director automatically receives, on an annual basis, stock units with an initial value of $140,000 at the then-current fair market value of the Company’s common stock.

Prior to 2013, these equity compensation amounts had not been increased since fiscal 2010.

The annual stock units granted to continuing non-employee directors following the Company’s annual shareholders meeting, as well as the initial grant made to any non-employee director who is first elected to the Board at the Company’s annual shareholders meeting, are granted on June 30 of each year; provided, however, that if the Company’s annual shareholders meeting takes place after

June 30, then the related stock unit grants will be granted on the first business day following that meeting. All initial stock units to new non-employee directors who are appointed other than at the annual shareholders meeting are granted on the date of appointment. The number of stock units are rounded down to the nearest whole share. These stock units are fully-vested but are subject to a three-year deferral period. During the deferral period, the stock units earn dividend equivalents which are reinvested in additional units annually. Following the deferral period, shares in an amount equal in value to the stock units, including units acquired through dividend equivalent reinvestment, will be issued to each non-employee director unless a further deferral election has been made; provided, however, that shares and accumulated dividend equivalents will be issued immediately upon ceasing to be a director of the Company.

Expense Reimbursement and Other Benefits

We also pay for or reimburse directors for approved educational seminars and for travel expenses related to attending Board, committee, and approved Company business meetings. Additionally, we provide non-employee directors access to office space and administrative support for Company business from time to time.

Directors and their spouses are eligible to receive discounts on our merchandise in accordance with the Gap Inc. corporate employee merchandise discount policy.

In January 2006, we established The Gap, Inc. Deferred Compensation Plan (“DCP”) whereby highly compensated employees, including executive officers, and non-employee directors may elect to defer receipt of certain eligible income. The DCP allows eligible employees to defer a percentage of their salary and bonus on a pre-tax basis, and allows non-employee directors to defer their retainers and meeting fees. The deferred amounts are indexed to reflect the performance of the participant’s choice of approved investment funds. Non-employee director deferrals are not matched, and above-market or preferential interest rate options are not available on deferred compensation.

The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan that provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. In fiscal 1996, the Board of Directors terminated this plan for future directors. Mr. Bellamy is the only current director who may be eligible for plan benefits, assuming he meets the requirements of the plan, including remaining on the Board until age 72. In that event, he would receive an annual benefit payment equal to $27,000. The duration of these annual payments would equal the number of years that he served on the Board. If Mr. Bellamy dies before the maximum payment period expires, payments would continue for the life of his surviving spouse, or until the end of the maximum payment period, whichever is sooner.

Directors are eligible to participate in our Gift Match Program available to all employees, under which we match contributions to eligible nonprofit organizations, up to certain annual limits. In fiscal 2012, Mr. Murphy, our Chairman and CEO, had an annual matching limit of $100,000. The annual limit for non-employee directors was $15,000 under the Gift Match Program. Mr. Murphy, as an employee, is also eligible to participate in our Board Service Program that matches nonprofit board service by eligible employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000.

Director Compensation Summary

The following table sets forth certain information regarding the compensation of our directors in fiscal 2012, which ended February 2, 2013.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)

Adrian D.P. Bellamy	105,000	124,980	0	0	(21,547)	15,000	223,433
Domenico De Sole	79,000	124,980	0	0	0	10,000	213,980
Robert J. Fisher	73,000	124,980	0	0	0	15,000	212,980
William S. Fisher	70,000	124,980	0	0	0	0	194,980
Isabella D. Goren	82,000	109,577	0	0	0	10,000	201,577
Bob L. Martin	115,000	124,980	0	0	0	10,000	249,980
Jorge P. Montoya	92,000	124,980	0	0	0	10,000	226,980
Mayo A. Shattuck III	108,000	124,980	0	0	0	15,000	247,980
Katherine Tsang	91,000	124,980	0	0	0	1,500	217,480

Footnotes

(1)	Glenn K. Murphy was compensated as our CEO and received no additional compensation as our Chairman or as a Director. Mr. Murphy’s compensation is reported in the Summary Compensation Table and related executive compensation tables, beginning on page 45.

(2)	This column reflects the aggregate grant date fair value for awards of stock during fiscal 2012, computed in accordance with FASB ASC 718. All stock awards reported in this column were granted in fiscal 2012. The following directors had outstanding stock awards as of fiscal 2012 year-end: Mr. Bellamy (24,371), Mr. De Sole (24,268), Mr. Robert Fisher (30,368), Mr. William Fisher (15,708), Ms. Goren (11,717), Mr. Martin (18,271), Mr. Montoya (18,271), Mr. Shattuck (18,271), and Ms. Tsang (18,059). For the period during which the payment of these units is deferred (see page 17), they will earn dividend equivalents which are reinvested in additional units annually. Please refer to Note 10, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 26, 2013 for the relevant assumptions used to determine the valuation of our stock awards.

(3)	No stock options were granted to our directors in fiscal 2012. The following directors had outstanding option awards as of fiscal 2012 year-end: Mr. Robert Fisher (11,250), Mr. Martin (15,000), Mr. Montoya (26,250), and Mr. Shattuck (11,250).

(4)	The amount in this column for Mr. Bellamy represents the estimated change in present value of his accumulated benefit under the Company’s Non-Employee Director Retirement Plan, described on page 18.

(5)	Amounts in this column include any Company matching contributions under the Company’s Gift Match Program (see “Expense Reimbursement and Other Benefits,” on page 18).

PROPOSAL NO. 2 — Selection of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014. If shareholders fail to ratify the selection of Deloitte & Touche LLP, the Audit and Finance Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit and Finance Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without shareholder approval if the Audit and Finance Committee believes that such a change would be in the best interest of us and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP are expected to be present, available to make statements, and available to respond to appropriate shareholder questions at the Annual Meeting.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees paid and accrued by us for audit and other services for the fiscal years ended February 2, 2013 and January 28, 2012 provided by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”).

Fiscal Year 2012 and 2011 Accounting Fees
Fees (see notes below)	Fiscal Year 2012	Fiscal Year 2011

Audit Fees	$ 4.530,000	$ 4,289,000
Audit-Related Fees	374,000	321,000
Tax Fees	13,000	22,000
All Other Fees	4,000	50,000
Total	$ 4,921,000	$ 4,682,000

“Audit Fees” consists of fees for professional services rendered in connection with the audit of our consolidated annual financial statements, the review of our interim condensed consolidated financial statements included in quarterly reports, and the audits in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” consists primarily of fees for professional services rendered in connection with the audit of our employee benefit plans, audit procedures required by store leases and capital verification reports. For fiscal year 2012, this also includes acquisition accounting due diligence. For fiscal year 2011, this also includes a comfort letter and consents for registration statements.

“Tax Fees” consists of fees billed for professional services rendered for tax compliance and tax advice. These services include assistance regarding federal, state and international tax compliance, and competent authority proceedings.

“All Other Fees” consists of fees for products and services other than the services reported above. In fiscal 2011, this category included licensing fees related to an accounting research database and an external quality assessment review on internal auditing.

The Audit and Finance Committee has a policy to pre-approve all services performed by our independent registered public accounting firm. This policy requires that all services performed by Deloitte & Touche, whether audit or non-audit services, must be pre-approved by the Audit and Finance Committee or a designated member of the Audit and Finance Committee, with any such services reported to the entire Audit and Finance Committee at the next scheduled meeting.

Report of the Audit and Finance Committee

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, the performance of the Internal Audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee operates under a written charter (available at www.gapinc.com, follow the Investors, Governance, Board of Directors, Board Committees links) adopted by the Board of Directors. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards and Securities and Exchange Commission rules.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended February 2, 2013 with the Company’s management. In addition, the Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements.

The Committee also has received the communications, including written disclosures and the letter from Deloitte & Touche LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and the Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013 for filing with the Securities and Exchange Commission.

Mayo A. Shattuck III (Chair)

Isabella D. Goren

Jorge P. Montoya

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL NO. 3 — Advisory Vote on the Overall Compensation of

The Gap, Inc.’s Named Executive Officers

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing shareholders with an advisory (non-binding) vote on the overall compensation of our named executive officers. Accordingly, the following resolution will be submitted for a shareholder vote at the 2013 Annual Meeting:

“RESOLVED, that the shareholders of The Gap, Inc. (the “Company”) approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the accompanying compensation tables, and the related narrative disclosure pursuant to Item 402 of Regulation S-K, set forth in the Proxy Statement for this Annual Meeting.”

The Board and the Compensation and Management Development Committee, which is comprised entirely of independent directors, will consider the outcome of the shareholders’ non-binding advisory vote when making future executive compensation decisions to the extent they can determine the cause or causes of any significant positive or negative voting results.

As described in detail under the section entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to provide the level of compensation necessary to attract, motivate, and retain talented and experienced executives and to motivate them to achieve short-term and long-term goals, thereby enhancing shareholder value and creating a successful company. Overall, we believe our executive compensation program meets each of our compensation objectives.

We were pleased to have received over 98% of all votes cast in support of the overall compensation of our executives at our 2012 Annual Meeting of Shareholders. The Compensation and Management Development Committee continued to apply the same philosophy and protocol it used in prior years to determine fiscal 2012 compensation. In addition, as described on page 30, we have several compensation governance programs in place to manage compensation risk and align the Company’s executive compensation with long-term shareholder interests.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables, and the related narrative disclosures, which more thoroughly discuss how our compensation policies and procedures implement our compensation philosophy.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE, ON AN ADVISORY BASIS, THE OVERALL COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS RESOLUTION.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information as of March 25, 2013 to indicate beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee and each executive officer named in the “Summary Compensation Table” of this Proxy Statement, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Stock	Awards Vesting Within 60 Days (1)	Total	% of Class (2)

Directors and Named Executive Officers
Adrian D. P. Bellamy	8,954	24,371	33,325	*
Domenico De Sole	17,829	24,268	42,097	*
Robert J. Fisher (3) (6)	108,103,595	41,618	108,145,213	23.2%
William S. Fisher (4) (6)	107,905,047	15,708	107,920,755	23.2%
Isabella D. Goren	0	11,717	11,717	*
Stefan Larsson	0	0	0	*
Bob L. Martin	56,316	29,521	85,837	*
Jorge P. Montoya	20,094	44,521	64,615	*
Glenn K. Murphy	369,187	2,850,000	3,219,187	*
Arthur Peck	153,857	281,250	435,107	*
Mayo A. Shattuck III	62,887	29,521	92,408	*
Sabrina L. Simmons	8,540	0	8,540	*
Stephen Sunnucks	145,076	529,999	675,075	*
Katherine Tsang	0	18,059	18,059	*
All directors and executive officers, as a group (19 persons) (5)	127,150,102	4,449,803	131,599,905	28.0%
Certain Other Beneficial Holders
Fisher Core Holdings L.P. (6)	81,000,000	0	81,000,000	17.4%
Doris F. Fisher (7)	39,013,291	0	39,013,291	8.4%
John J. Fisher (6) (8)	118,412,529	0	118,412,529	25.4%
ESL Group (9)	25,389,594	0	25,389,594	5.5%

Footnotes

(1)	Reflects stock options exercisable and stock units vesting within 60 days after March 25, 2013. Also includes the outstanding stock units earned but unpaid to non-employee directors, which are subject to a three-year deferral period but would be issued immediately upon the resignation or retirement of the non-employee director, as described on page 17.

(2)	“*” indicates ownership of less than 1% of the outstanding shares of our common stock.

(3)	Includes 2,670,916 shares held jointly by Robert J. Fisher and his spouse, 17,657,263 shares held by Robert J. Fisher as trustee under certain trusts for which voting and investment power is shared, 15,000 shares beneficially owned through limited partnerships over which Mr. Fisher has sole dispositive and voting power, and 81,000,000 shares held by Fisher Core Holdings L.P., of which Robert J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 6 below and the note regarding various Fisher family holdings immediately following this table. Robert J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 122,967 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

Footnotes (continued)
(4)	Includes 651,737 shares held jointly by William S. Fisher and his spouse, 18,386,479 shares held by William S. Fisher as trustee under certain trusts, including 17,661,007 shares for which voting and investment power is shared, 15,000 shares beneficially owned through limited partnerships over which Mr. Fisher has sole dispositive and voting power, and 81,000,000 shares held by Fisher Core Holdings L.P., of which William S. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 6 below and the note regarding various Fisher family holdings immediately following this table. William S. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 161,771 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

(5)	Reflects the information above as well as information regarding our unnamed executive officers; provided however, that shares reflected more than once in the table above with respect to Robert J. Fisher and William S. Fisher are only reflected once in this line. See the note regarding various Fisher family holdings immediately following this table.

(6)	The address of Fisher Core Holdings L.P. is One Maritime Plaza, Suite 1400, San Francisco, California 94111. As general partners, Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher have shared power (by majority vote) to vote and dispose of or direct the vote and disposition of all of these shares.

(7)	Doris F. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include shares held directly or indirectly by Mrs. Fisher’s three adult sons or their spouses, beneficial ownership of which is disclaimed because Mrs. Fisher does not have voting or dispositive control over such shares.

(8)	Includes 22,500,897 shares held by John J. Fisher as trustee under certain trusts, including 17,662,714 shares for which voting and investment power is shared, 20,000 shares beneficially owned through limited partnerships over which Mr. Fisher has sole dispositive and voting power, and 81,000,000 shares held by Fisher Core Holdings L.P., of which John J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 6 above and the note regarding various Fisher family holdings immediately following this table. John J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 41,562 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

(9)

The Schedule 13G filed with the SEC by ESL Partners, L.P., RBS Partners, L.P., ESL Investments, Inc., and Edward S. Lampert (“ESL Group”) on February 14, 2013 indicates that, as of December 31, 2012, ESL Partners, L.P. has sole power to direct the voting of, and the disposition of, 14,320,977 shares, RBS Partners, L.P. has the sole power to direct the voting of, and the disposition of, 14,320,977 shares, ESL Investments, Inc. has the sole power to direct the voting of, and the disposition of, 14,320,977 shares, and Edward S. Lampert has the sole power to direct the voting of 25,389,594 shares and the sole power to direct the disposition of 14,320,977 shares. The address of ESL Group, as reported in its Schedule 13G, is 170 Kane Concourse, Suite 200, Bay Harbor, Florida 33154.

Note Regarding Various Fisher Family Holdings

SEC rules require reporting of beneficial ownership of certain shares by multiple parties where voting and dispositive power over those shares is shared by those multiple parties. As a result, the following shares are listed multiple times in the table above.

The 81,000,000 shares held by Fisher Core Holdings L.P. (see footnote 6 above) are included three additional times in the above table under the names of Messrs. Robert J. Fisher, William S. Fisher, and John J. Fisher (that is, there are only 81,000,000 shares rather than 324,000,000 shares).

In addition, the shares described in footnotes (3), (4) and (8) above for which voting and investment power is shared by Messrs. Robert J. Fisher, William S. Fisher, and John J. Fisher actually represent an aggregate of 26,490,492 shares, rather than 52,980,984 shares, as a result of that shared voting and investment power.

For purposes of the above table, removing the shares counted multiple times (described above) results in an aggregate total ownership of 31.4% of the outstanding shares by Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P.

The aggregate total ownership of Mrs. Doris F. Fisher and Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P. is 39.8% of the outstanding shares. Mrs. Doris F. Fisher, and Messrs. John J. Fisher, Robert J. Fisher, and William S. Fisher each disclaim beneficial ownership over shares owned by other members of the Fisher family and Fisher Core Holdings L.P., except as specifically disclosed in the footnotes above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and holders of more than 10% of the Company’s common stock, to file with the SEC reports about their ownership of the Company’s common stock. Such directors, officers and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Securities and Exchange Commission regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. The Company notes that, due to an administrative error, Sabrina Simmons reported a transaction one day late on a Form 4 in February 2012. The transaction involved the exercise and same-day sale of stock option shares pursuant to a Rule 10b5-1 plan. This transaction did not result in any liability under Section 16(b) of the Exchange Act. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2012 all other Section 16(a) filing requirements were satisfied on a timely basis.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

For Named Executive Officers (“Executives”)

Fiscal 2012 Business Highlights

Gap Inc.’s 2012 performance delivered meaningful progress against our strategic and financial objectives. In 2012, net sales grew 8% and comparable store sales grew 5%, net income increased by 36% and earnings per share grew 49%. Customers responded strongly to our improved product assortments, which drove healthy sales growth and merchandising margins, while we were able to expand our operating margin as input costs began to normalize in the second half of the year. We continued to invest in our talent, product, marketing, innovation and stores in the U.S. and internationally. Gap Inc.’s stock delivered a total return of 77% in fiscal 2012.

In 2012, the Company achieved a number of additional noteworthy successes:

•	In North America, Gap, Banana Republic and Old Navy each delivered positive comparable sales for all four quarters.

•	The Gap Inc. Direct division delivered $1.9 billion in net sales, representing a 24% increase over fiscal year 2011, and the Company launched e-commerce in Japan.

•

Net sales outside of North America (including Gap Inc. Direct and Franchise) increased 8 percent to $2.3 billion. As the Company continued to execute on its global growth strategy, Gap added a net of 33 new Company-operated stores in China, Old Navy opened its first store in Japan, and both Banana Republic and Gap continued their Outlet and Franchise expansion. Franchise net sales grew 17%, and franchisees added 85 net stores in 9 new countries, ending the year with 312 total stores.

•	Opened 25 Athleta stores, for a total of 35.

•	Announced a transition to a global brand management structure to drive long-term growth, including the hiring of Stefan Larsson, Global President of Old Navy.

•	Acquired Intermix, a multi-brand retailer of luxury and contemporary women’s apparel and accessories with a compelling and unique point of view.

•

Reinforced our commitment to returning excess cash to shareholders by returning about $1.3 billion in cash to shareholders through share repurchases and dividends for the full year, and announced a new $1 billion share repurchase authorization.

Fiscal 2012 Executive Compensation Summary

We were pleased to have received over 98% of all votes cast in support of the compensation of our executives at our 2012 Annual Meeting of Shareholders. The Compensation and Management Development Committee of the Board of Directors (the “Committee”) considered this advisory vote and believes that it underscores Gap Inc. shareholder support for our compensation philosophy and the overall structure of our executive compensation programs. As in past years, our compensation programs continue to align executives with our annual and long-term objectives. In fiscal 2012, we made compensation decisions intended to (i) motivate achievement of performance goals, (ii) drive improved performance in 2012 and beyond, and (iii) retain key executives. These actions included:

•	Base salaries. Certain executives received increases to position them appropriately internally or in light of increased responsibilities.

•

Financial Performance Goals.  We added net sales goals to the financial component of the annual bonus to increase the focus on top-line growth and diversify the performance metrics. We returned to annual financial performance measurement rather than six months as forward-planning visibility improved due to more stable economic conditions and input costs. Target performance goals were set prospectively at the beginning of the year to provide an appropriate and realistic incentive while requiring improved performance from the prior year. Payouts under our incentive plans for fiscal 2012 performance were generally above target, reflecting our continued commitment to pay for performance.

•

Annual bonuses.  We made significant progress on key growth and other initiatives and delivered financial results well above our expectations, resulting in bonus payouts above target levels across most of the organization.

•

Long-Term Incentives.  We granted performance shares under the Long-Term Growth Program (“LGP”) and stock options to certain executives other than the CEO. We also granted special stock units to certain executives in connection with expanded responsibilities and to encourage retention.

The long-term incentive awards represent only an opportunity for executives to earn actual realized compensation based on future financial performance and shareholder value creation.

•

Post-Termination Benefits.  To mitigate business risk from the potential departure of key executives, and in light of our transition to a global brand management structure, the Committee determined it was in the Company’s interests to revise current post-termination benefits to include the opportunity to receive a prorated bonus and limited vesting acceleration of certain stock awards not subject to performance conditions. See “Potential Payments Upon Termination” on page 55 for more details.

Fiscal 2012 CEO Compensation Summary

•	We did not increase base salary.

•	Annual bonus was earned at 200% of target based on strong financial performance.

•

We granted performance shares that cover a three-year period. It is important to recognize that these performance shares represent only an opportunity to earn actual shares of stock if performance goals are achieved. The target number of shares that may be earned during the fiscal 2012 to 2014 period is an aggregate of 1,000,000, with a potential range of 0 to 2,000,000 shares. This grant is similar to the grant made to Mr. Murphy at the beginning of his employment in 2007. The 2007 grant delivered no realized compensation value, demonstrating both the Committee’s and Mr. Murphy’s commitment to pay for performance. The Committee noted that during the performance period for the 2007 grant, the global recession and unprecedented cotton prices occurred, contributing to the fact that no shares were earned.

•

The new grant was made for two reasons: 1) to provide a strong incentive for successful execution on the Company’s growth strategies and further financial improvement during the fiscal 2012 to 2014 period, and 2) to ensure retention during this critical phase for the Company as we transition to a global brand management structure. This grant also aligns with shareholders’ interests by only delivering realized pay for commensurate performance. The Committee views the annualized value of this grant over the three-year period as sufficient to cover three years’ worth of equity grants to Mr. Murphy. Therefore, the Committee expects that no further equity grants will be made to Mr. Murphy through at least fiscal 2014. The 2012 grant is described in more detail on page 37.

•

The Committee approved removing Mr. Murphy from the existing financial planning services program provided to other executives in favor of an annual reimbursement of expenses, given his complex circumstances and a review of the actual expenses he has incurred over time outside of the existing program.

The chart below shows the proportion of each major component of our CEO’s fiscal 2012 compensation, as reported in the Summary Compensation Table on page 45, the majority of which is weighted toward incentive compensation tied to the financial performance of the Company and the long-term return realized by shareholders.

CEO Reported Pay vs. Realized Pay

It is important to note that the grant date fair value of the performance shares described above and set forth in our Summary Compensation Table on page 45 is for accounting and SEC disclosure purposes, and is not realized pay. The chart below shows the pay our CEO realized for the past three years in contrast to the reported pay presented in the Summary Compensation Table. The difference between reported pay and realized pay reinforces the concept that a significant portion of the CEO’s compensation is at risk of forfeiture and dependent on the performance of the Company.

Year of Compensation	Reported Pay (1)	Realized Pay (2)

2012	$24,627,812	$8,124,542 (3)
2011	$ 9,711,500	$3,417,874
2010	$ 5,945,910	$4,135,077

Footnotes

(1)	Reported Pay is total compensation based on the current SEC reporting rules for the Summary Compensation Table on page 45.

(2)	Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, net spread on stock option exercises, and all other compensation amounts realized during the year. Excludes the value of unearned and unvested performance shares, including the 2012 performance share award and outstanding LGP awards, which will not actually be received, if earned, until a future date.

(3)	Includes the exercise of 150,000 options that were granted in 2007 with an exercise price of $16.44 and a market price of $28.20 on the exercise date. The underlying shares continue to be held by the CEO.

CEO Pay Alignment with Performance

The chart below shows the directional relationship between Company performance, based on Net Sales and Diluted Earnings Per Share, and our CEO’s compensation from 2010 to 2012. These two key metrics are illustrated because they tend to correlate to long-term value for shareholders. Gap Inc.’s stock delivered a total return of 77% in fiscal 2012.

Compensation Objectives

Our compensation program is intended to align total compensation for executives with the short and long-term performance of the Company and to enable us to attract and retain executive talent. Specifically, the program is designed to:

•	Support a performance-oriented culture;

•	Support our business strategy by motivating and rewarding achievement of annual short- and long-term objectives, as well as individual contributions;

•	Attract and retain executive talent;

•	Link executive rewards to shareholder returns; and

•	Ensure executive stock ownership.

Our program rewards executives for the achievement of corporate and divisional financial and operating objectives, for their individual contributions to these results, and for optimizing long-term returns to shareholders. The majority of each executive’s total compensation opportunity is weighted toward incentive compensation tied to the financial performance of the Company and the long-term return realized by shareholders. When we do not achieve targeted performance levels and/or our stock does not appreciate, compensation that can be realized by our executives is substantially reduced. When we exceed targeted performance levels and/or our stock price appreciates, compensation that can be realized by our executives is substantially increased. We believe that this is the most effective means of aligning executive incentives with our shareholders’ interests.

Overall, we believe our executive compensation program met each of our compensation objectives and continues to demonstrate our strong commitment to pay for performance. The table below highlights key compensation practices – both the practices we believe support strong governance principles and the practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

Our Compensation Practices: (What we do)	Executive Compensation Practices We Have Not Implemented: (What we don’t do)

—    We tie pay to performance. Our compensation programs are heavily weighted toward performance with limited perquisites, no supplemental executive retirement plan (SERP), and competitive severance benefits.

—    We review tally sheets, which are intended to summarize key elements of total compensation and potential wealth accumulation, for our named executive officers prior to making annual compensation decisions.

—    We have an incentive compensation recoupment (“clawback”) policy covering our executives.

—    We have executive stock ownership requirements which we review on a regular basis and revise as needed.

—    We prohibit executives from engaging in any hedging or publicly-traded derivative transactions in Company stock.

—    We have no employment contracts of defined length with our executives and no multi-year guarantees for base salary increases, bonuses or equity compensation.

—    None of our executives are entitled to tax gross-up payments other than on relocation related payments that are business-related and also generally available to other employees.

—    We have not re-priced stock options nor are we able to do so without shareholder approval.

—    The Committee’s compensation consulting firm does not provide any other services to the Company, and we have identified no conflicts of interest related to the consulting firm’s provision of services to the Committee.

—    We have no incentive compensation arrangements for executives that create potential material risk for the Company, based on a risk assessment conducted by the Company.

Compensation Analysis Framework

The Committee reviews executive compensation at least annually. The Committee’s review includes base salary, annual incentives, long-term incentives and the value of benefits and perquisites. Each element is considered individually and in total using “tally sheets,” which are intended to summarize all of the elements of total actual and potential compensation and wealth accumulation. The tally sheets present the dollar value of each compensation component, including accumulated vested and unvested long-term incentive gains and potential gains using stock price assumptions, vesting schedules for long-term incentive awards, accumulated deferred compensation and potential severance benefits.

The Committee also uses a summary of compensation data covering other companies to support its analysis. The Committee selected a broad spectrum of retail and consumer products companies for purposes of comparing market compensation levels (the “peer group”) because we have both recruited from and lost executive talent to these industries in the past, and to ensure appropriate scope and complexity relative to the Company. Because the size of the peer group companies varies considerably, regression analysis is used where appropriate to adjust the compensation data for differences in company revenues.

The peer group is reviewed by the Committee each year. The peer group used in 2012 was comprised of the companies listed below and was unchanged from 2011.

Abercrombie & Fitch Aeropostale American Eagle Outfitters Avon Products Best Buy Children’s Place Retail Stores Coach Coca-Cola Costco Wholesale Estee Lauder Companies Disney Fortune Brands	General Mills J.C. Penney J. Crew Kellogg Kimberly-Clark Kohl’s Levi Strauss Limited Brands Macy’s McDonald’s Nike Nordstrom	PepsiCo Polo Ralph Lauren Ross Stores Sears Holdings Staples Starbucks Target TJX Companies Williams-Sonoma YUM! Brands

The majority of peer group companies provide compensation data through surveys conducted by Towers Watson, an international consulting company. The surveys provide levels of base salary, annual incentives, and long-term incentive grant values in a summarized form, and we believe that this data provides a reasonable indicator of total compensation values for the peer group. This data is supplemented by information obtained through proxy statement disclosures and other public sources. The Committee uses the peer group surveys along with the tally sheet data as a frame of reference to inform compensation decisions, but compensation is not set to meet specific benchmarks or percentiles.

In conducting its analysis and determining compensation, the Committee also considers these factors:

•	Business and talent strategies;

•	The nature of each executive’s role;

•	Individual performance (based on specific financial and operating objectives for each executive, as well as leadership behaviors);

•	Compensation history, including at former employers in the case of new hires;

•	Future potential contributions by the executive;

•	Internal comparisons to other executives;

•	Comparisons of the value and nature of each compensation element to each other and in total; and

•	Retention risk.

The Committee also considers management’s recommendations and advice from the Committee’s independent compensation consultant. Significant weight is placed on the recommendations of the CEO for compensation other than his own. The Committee also reviews the accounting and tax implications of each compensation element, and shareholder dilution in the case of equity awards. Analysis for each compensation component and the decisions that were made are described below.

Role of the CEO and Compensation Consultant

The CEO evaluates each executive using the factors described above under “Compensation Analysis Framework” and makes recommendations to the Committee about the structure of the compensation program and individual arrangements. The CEO is generally present at Committee meetings when compensation, other than his own, is considered and approved. However, approval rests solely with the Committee.

The Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant to advise the Committee periodically on the compensation program structure and individual compensation arrangements. The consultant was selected by the Committee and does not provide any other services to the Company. In addition, the Company has conducted a review of the Committee’s relationship with its compensation consultant, and has identified no conflicts of interest. The consultant attends Committee meetings from time to time, presents an annual briefing on general and retail-industry compensation trends and developments, and is also available to the Committee outside of meetings as necessary. The consultant reports directly to the Committee, although the consultant meets with management from time to time to obtain information necessary to advise the Committee.

Elements of Compensation

The main components of our executive compensation program are:

•	Base salary;

•	Annual cash incentive bonus; and

•	Long-term incentives.

We have chosen these elements because we believe each supports achievement of one or more of our compensation objectives, and that together they have been and will continue to be effective in this regard. We also provide our executives with benefits and limited perquisites that are available to a broader group of employees or that are intended to maximize productivity.

The use and weight of each compensation element is based on the judgment of the Committee regarding the importance of each compensation objective in supporting the Company’s business and talent strategies, as well as the structure of these elements for executives at other companies. Base salary, benefits and perquisites represent less than half of each executive’s potential compensation at target performance levels, to emphasize the importance of performance-based compensation.

Base Salary

Base salaries are set at a level that the Committee believes will effectively attract and retain top talent, considering the factors described above under “Compensation Analysis Framework.” In addition, the Committee considers the impact of base salary changes on other compensation components where applicable. Potential deferred compensation accumulation and severance benefits are also impacted when base salaries are changed, but these effects are generally not considered when making base salary decisions. The Committee reviews base salaries for executives in the first fiscal quarter, and as needed in connection with promotions or other changes in responsibilities. The table below summarizes base salaries during fiscal 2012, and changes that occurred during the year.

Named Executive	Base Salary on 1/29/2012	Base Salary on 2/2/2013	Comments

Glenn Murphy	$1,500,000	$1,500,000
Sabrina Simmons	$750,000	$775,000	Salary was increased in March 2012 as part of the annual review to position Ms. Simmons appropriately relative to other executives.
Stefan Larsson	N/A	$1,000,000	Mr. Larsson joined the Company in October 2012 as the Global President, Old Navy.
Arthur Peck	$850,000	$900,000	Salary was increased in November 2012 following Mr. Peck’s appointment as President, Growth, Innovation & Digital.
Stephen Sunnucks	$894,729	$1,004,608	Salary (paid in British pound sterling) was increased in November 2012 following Mr. Sunnucks’ appointment as Global President, Gap. The exchange rate as of the last business day of fiscal 2012 was used to convert Mr. Sunnucks’ base salary to U.S. dollars (£570,000 and £640,000, as of 1/29/2012 and 2/2/2013, respectively).

Annual Incentive Bonus

Fiscal 2012 Annual Bonus

The Company has an annual cash incentive bonus program for executives to motivate and reward achievement of financial and individual objectives and to provide a competitive total compensation opportunity. Mr. Murphy’s annual incentive bonus was based exclusively on earnings and net sales performance (weighted 75% and 25%, respectively) given his role as CEO and direct accountability for operating results, and his target percentage of base salary was higher to ensure competitiveness and to recognize the impact of his role relative to other executives. For executives other than Mr. Murphy, the annual incentive bonus was based on two components:

1.	75% of their total opportunity was based on the financial performance of the Company or a division of the Company (of this, 75% was based on earnings, given the importance of accountability for operating results, and 25% on net sales, to drive top-line focus).

2.	25% of their total opportunity was based on subjective individual objectives, to recognize results outside of the earnings and net sales goals.

In setting the fiscal 2012 annual bonus structure, the Committee considered the Company’s business priorities and the factors described above under “Compensation Analysis Framework.” The table below describes the target annual bonus and potential payout range for each executive other than Mr. Larsson, who joined the Company in October 2012 and was not eligible for a bonus under our fiscal 2012 annual bonus program.

Name	Target Percentage of Base Salary	Potential Payout Range as a Percentage of Base Salary

Glenn Murphy	150%	0 – 300%
Sabrina Simmons	75%	0 – 150%
Arthur Peck	75%	0 – 150%
Stephen Sunnucks	75%	0 – 150%

Financial Performance Component

Bonus payments based on financial performance are generally made under the Executive Management Incentive Compensation Award Plan (“Executive MICAP”). The Committee approves threshold, target and maximum performance goals at the beginning of each performance period. Bonuses are paid under the financial performance component only if threshold goals are exceeded. The Committee may reduce (but not increase) earned bonuses under this component. Actual bonuses are generally paid in March.

Bonuses for fiscal 2012 financial performance were based on earnings (weighted 75%) and net sales (weighted 25%) goals. Earnings and net sales were used to measure both Company and division performance, in both cases subject to potential adjustment for certain items such as extraordinary and non-recurring items. The earnings measure was selected for fiscal 2012 and weighted more heavily because the Committee believed that earnings should continue to be a focus of executives and is a good measure of actual operating performance within their control and accountability. A net sales measure was added for fiscal 2012 to drive top-line focus and to promote continued focus on growing market share. This change diversifies performance metrics, and we believe it provides a better balance between cost management and top line performance. In addition, for fiscal 2012, we returned to our annual performance measurement period instead of two six-month periods given reduced volatility in product input costs and greater visibility for goal setting purposes.

The table below shows fiscal 2012 earnings and net sales goals expressed as a percentage of fiscal 2011 actual results. Goals for fiscal 2012 were set at levels that required improvement from 2011 results for executives to earn target payouts given an improving business climate and our expected performance at the time goals were established. Goals were also set at a level intended to provide a meaningful incentive to executives to improve performance. Also shown are the actual weighted percentages achieved expressed as a percentage of fiscal 2011 actual results after adjusting the results to exclude certain immaterial non-recurring costs. In addition, increased marketing expenditures in Gap North America focused on building brand health were not included in the division budget at the beginning of the year because the amount at the time was uncertain. No other adjustments to the results were made other than the use of budgeted foreign exchange for division executives to eliminate currency fluctuations at the division level.

		2012 Earnings / Net Sales Goal as a Percentage of Fiscal 2011 Actual Earnings / Net Sales			Actual Fiscal 2012 Percentage Achieved After Adjustments
Name	Company / Division	Threshold	Target	Maximum	Earnings	Net Sales

Glenn Murphy	Gap Inc.	100% / 102%	108% / 104%	115% / 105%	135%	108%
Sabrina Simmons	Gap Inc.	100% / 102%	108% / 104%	115% / 105%	135%	108%
Arthur Peck (1)	Gap North America	106% / 101%	122% / 103%	131% / 104%	125%	105%
Stephen Sunnucks (2)	International	133% / 115%	161% / 118%	212% / 120%	123%	109%

Footnotes

(1)    In November 2012, Mr. Peck was named the President of Growth, Innovation & Digital; however, his bonus continued to be based on the Gap North America division for the remainder of fiscal 2012.

(2)    In November 2012, Mr. Sunnucks was named the Global President of Gap; however, his bonus continued to be based on the International division for the remainder of fiscal 2012.

Individual Objectives Component

Executives other than the CEO were eligible to receive bonuses based on individual and organizational objectives. At the beginning of the year, an average of over 30 objectives were established for each executive’s business unit or function(s). For fiscal 2012, these objectives consisted of initiatives centered on three key themes: (1) People, which included product talent investment, global and cross-channel effectiveness, and cultivation of a winning attitude; (2) Growth, which included North America growth, further international expansion, and development of innovative solutions to traditional challenges; and (3) Execution, which included maximization of competitive advantages, initiatives to deliver the right product at the right place at the right time, and infrastructure improvement. In each case, there were additional specific subcategories of goals.

In addition to the organizational objectives listed above, each executive also had individual objectives specific to his or her role.

The extent to which these objectives were met, partially met, or exceeded was assessed qualitatively by the CEO at the end of the fiscal year. In this regard, while certain of the objectives had quantitative components, there was no formulaic link between the extent to which a particular objective was satisfied and the ultimate payout that an executive received. The CEO had the discretion to take only some of the goals into account, and could consider some of them more heavily than others. In addition, in judging each executive’s individual performance, the CEO took into account any additional initiatives and challenges that the executive faced over the course of the year. Payout amounts were then recommended to the Committee for consideration and approval.

Actual Bonuses

For fiscal 2012, target earnings and net sales goals applicable to each executive other than Mr. Sunnucks were exceeded, and payouts under the financial performance component were above target amounts in those cases. The table below describes the calculation of the actual bonus for fiscal 2012 for each eligible executive.

Name (1)	Base Salary	x	Target Percentage of Base Salary	x	(	Actual Percentage Achieved: Financial Performance Component	x	Weight	+	Actual Percentage Achieved: Individual Objectives Component	x	Weight )		=	Actual Bonus (3)

Glenn Murphy	$1,500,000	x	150%	x		(200%	x	100%	+	N/A	x	N/A	)	=	$4,500,000
Sabrina Simmons	$771,697	x	75%	x		(200%	x	75%	+	160%	x	25%	)	=	$1,099,670
Arthur Peck	$862,128	x	75%	x		(200%	x	75%	+	162%	x	25%	)	=	$1,230,959
Stephen Sunnucks (2)	$921,383	x	75%	x		(0%	x	75%	+	167%	x	25%	)	=	$287,817

Footnotes

(1)    Mr. Larsson received a $350,000 sign-on bonus when he joined the Company in October 2012 and was not eligible for a bonus under our fiscal 2012 annual bonus program.

(2)    Mr. Sunnucks is paid in British pound sterling. For presentation purposes, his prorated base salary of £586,980 and his bonus of £183,358 were converted to U.S. dollars using the exchange rate as of the last business day of fiscal 2012.

(3)    Actual percentages achieved are rounded for presentation.

Long-Term Incentives

Stock-based long-term incentives align executive compensation and shareholder returns by linking a significant portion of total compensation to the performance of the Company’s stock. Unlike some of the members of our peer group, the Company does not have a pension plan, and we rely on long-term incentives to provide a substantial percentage of each executive’s potential retirement savings. Stock-based awards are granted under our 2011 Long-Term Incentive Plan (the “Plan”), which was approved by our shareholders.

Long-term incentives are typically granted annually to executives (or, in the case of new executives, at the time they join the Company). However, there may also be grants in connection with promotions, to promote retention, and/or to create focus on specific performance objectives. Annual long-term incentive awards have typically consisted of stock options and, based on achievement of performance goals, stock units or performance shares. The Committee also grants stock units that vest based on continued service with the Company specifically to promote retention.

In determining the long-term incentive structure and award amounts, the Committee considered the factors described above under “Compensation Analysis Framework,” including a review of each individual’s accumulated vested and unvested awards, the current and potential realizable value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between executives and in relation to other compensation elements, shareholder dilution and accounting expense.

Stock Options

We believe stock options focus executives on managing the Company from the long-term perspective of an owner. Stock options provide value to the recipient only if the price of our stock increases. Because of this inherent linkage to increased shareholder returns, we believe stock options are an important component of executive long-term incentive compensation. However, we believe that this component as a percentage of total long-term incentive grant value should typically be weighted at less than 50% to balance performance focus and mitigate potential compensation-related risk, so that the majority of long-term incentive value at grant is placed on full-value awards including those subject to achievement of performance goals. Consistent with prior grant practice, the Committee approved grants of stock options in the first quarter of fiscal 2012. Award amounts were differentiated based on the executive’s role in the organization and competitive practice. No stock options were granted to the CEO in 2012 in light of the significant performance share grant he received, as described below.

Stock Units and Performance Shares

A portion of long-term incentives is delivered in units representing full-value shares of our stock to drive performance, promote retention and foster a long-term ownership perspective. Unlike stock options, full-value share awards, in combination with stock ownership requirements, subject executives to the same downside risk experienced by shareholders but still encourage retention if our stock price does not appreciate, and help to focus executives on sustaining the value of the Company. In general, we believe the grant or vesting of a significant percentage of full-value shares for executives should be based on performance against annual or long-term objectives unless they are made to offset compensation from prior employment in the case of new hires. However, to balance the Company’s performance, retention, and ownership objectives, in the past we have granted stock units or other full-value shares that vest only for continued service with the Company, and we may do so in the future.

2012 CEO Performance Shares

During 2012, the Committee reviewed the incentives in place for Mr. Murphy in light of the significant organization and strategic changes the Company has made under his leadership to position its brands and divisions for growth and expansion, both in North America and globally, and the Company’s core growth and financial performance objectives. As the Company was entering a critical phase with the transition to a global brand management structure, the Committee approved a grant of performance shares in order to 1) provide a strong incentive for successful execution on the Company’s growth strategies and improvement in the financial performance in fiscal 2012, 2013 and 2014, and 2) ensure the retention of Mr. Murphy during this important period for the Company. The Committee noted during the consideration of this grant that the performance shares originally granted to Mr. Murphy upon commencement of his employment in 2007 gave him the opportunity to earn up to 2,000,000 shares based upon cumulative net earnings over the four year period from 2008 to 2011. During this period, the global recession and unprecedented cotton prices occurred, contributing to the fact that Mr. Murphy earned no performance shares from that original grant, with net earnings falling just short of the payout threshold.

The 2012 performance share grant has been designed to pay for performance over a three-year period. The target number of shares that may be earned is an aggregate of 1,000,000, with a potential range of 0 to 2,000,000 shares. Actual shares earned will be based on attainment of annual earnings goals for each of fiscal years 2012, 2013 and 2014, and the target number of shares will be allocated evenly across the three years. No shares for a given year will be earned if threshold performance is not achieved. The same threshold, target, and maximum earnings goals described above under “Fiscal 2012 Annual Bonus” applied to the 2012 performance year for Mr. Murphy’s performance share grant. Any shares earned the 2012 performance share grant will vest 100% in January 2015.

The strategic rationale for selecting performance shares was to link Mr. Murphy’s compensation to changes in our stock price and returns to our shareholders over an extended period, helping to balance risks and potential rewards. The use of annual earnings goals over a three-year period maintains our ability to set realistic goals while creating focus on results over a longer time horizon and a stronger linkage to overall long-term company results, and maintains a reasonable level of alignment with how other executives are measured under the Long-Term Growth Program described below. The Committee believes that this performance share grant strikes an appropriate balance between meeting our compensation objectives and establishing performance goals over a timeframe that is realistic, and will appropriately reward Mr. Murphy if superior financial performance is achieved.

In light of this grant, the Committee expects that there will be no additional equity grants to Mr. Murphy through at least fiscal 2014. The Committee views the annualized value of this grant over the three-year period to be of sufficient value to cover three years worth of equity grants to Mr. Murphy.

The table below describes the actual percentage achievement level for the fiscal 2012 portion of the performance share grant. Final achievement and the overall number of actual shares are still subject to achievement of annual earnings goals that will be set at the beginning of fiscal 2013 and 2014. The extent to which the goals are satisfied will be certified by the Committee at the end of the three-year cycle.

CEO Performance Shares – Year 1 (2012)
Name	Target Shares	Actual Percentage Achieved	Actual Shares (1)

Glenn Murphy	333,333	200%	666,666

Footnote (1) Shares will vest in January 2015.

LGP (Long-Term Growth Program)

Executives are eligible to participate in the LGP, which is intended to promote sustained improvement in financial performance and long-term value creation for shareholders, while taking into account the inherent difficulty in setting long-term performance goals in the volatile retail industry. In light of the performance share grant Mr. Murphy received that is described above, he did not receive a grant under the LGP in fiscal 2012. Mr. Larsson did not receive an LGP grant in 2012 given his start date with the Company in October 2012. The key features of the program are described below:

•

Each executive is eligible to receive an annual performance share award. Performance shares give the executive the right (subject to Committee discretion to reduce but not increase awards) to receive a number of shares of our stock based on achievement against performance goals during a specified three-year performance period. Actual shares, if any, will vary based on achievement of the performance goals.

•

The number of actual shares at the end of three years is based on two performance metrics: 1) average attainment of separate annual earnings goals that are established each year over three years, measured at the division level for Division Presidents and the corporate level for those with company-wide responsibilities, and 2) attainment of a cumulative company earnings goal set at the beginning of the same three-year period. The potential payout range as a percentage of the target award based on average annual earnings attainment is 0% to 250%. The award is modified up or down by up to 20% (for a maximum opportunity of 300% of target) based on the level of attainment of the cumulative company earnings goal.

•	If earned, 50% of the award is payable at the end of the three-year performance period, and the remaining 50% is subject to a one-year vesting schedule based on continued service with the Company.

In selecting performance shares, the Committee considered the same factors described above under “2012 CEO Performance Shares”.

The table below describes the potential payout range as a percentage of the target award for the fiscal 2012-2014 performance period. The target number of shares was determined using our closing stock price on the date of grant and a percentage of base salary. The performance share grants represent only an opportunity to earn actual shares of the Company’s stock based on achievement of performance goals over three years. The associated amount listed in the Summary Compensation Table under Stock Awards is the grant date fair value for accounting purposes, which is the required disclosure under SEC rules, not necessarily the compensation that will be actually realized by each executive. For example, based on our performance in 2010-2012, the actual award Mr. Sunnucks received under his fiscal 2010 LGP grant was below the target number of shares. The same threshold, target, and maximum earnings goals described above under “Fiscal 2012 Annual Bonus” applied to the 2012 performance year under the LGP. All payments are in shares at vesting and dividends are not paid or accrued on unvested shares.

Fiscal 2012 Award Potential Payout
Name	Percentage of Base Salary	Target Number of Performance Shares	Potential Payout Range as Percentage of Target Shares

Sabrina Simmons	100%	30,888	0 – 300%
Arthur Peck	100%	33,878	0 – 300%
Stephen Sunnucks	100%	35,535	0 – 300%

The table below describes for each eligible executive, the actual achievement levels and actual shares for the LGP awards for the completed fiscal 2010-2012 performance period. The annual goal for fiscal 2011 was weighted for presentation in the table below based on the two separate six-month goals used in fiscal 2011.

Fiscal 2010 Award Achievement
Name	Target Shares Granted	Year 1, Year 2, & Year 3 (2010-2012) Actual Percentage Achieved			Three Year Average	Actual Cumulative Company Earnings Goal Modifier	Actual Percentage Achieved (1)	Actual Shares (1)

Glenn Murphy	250,000	88%	88%	250%	142%	-20%	114%	284,089
Sabrina Simmons	31,426	88%	88%	250%	142%	-20%	114%	35,711
Arthur Peck	32,509	195%	71%	250%	172%	-20%	138%	44,741
Stephen Sunnucks	30,665	237%	33%	0%	90%	-20%	72%	22,030

Footnote

(1)    Actual percentage achieved is rounded for presentation and is the three-year average reduced by the cumulative Company earnings goal modifier. Actual shares is the product of the target shares and the actual percentage achieved.

The table below describes for each eligible executive, the actual percentage achievement levels for the completed fiscal years under the LGP awards for the fiscal 2011-2013 and fiscal 2012-2014 performance periods. The annual goal for fiscal 2011 was weighted for presentation in the table below based on the two separate six-month goals used in fiscal 2011. Final achievement and actual shares for the outstanding fiscal 2011-2013 and fiscal 2012-2014 performance periods are still subject to the remaining performance periods and the cumulative company earnings goal over the same three-year performance period.

	Fiscal 2011 Award Achievement			Fiscal 2012 Award Achievement
Name	Target Shares Granted	Year 1 (2011) Actual Percentage Achieved	Year 2 (2012) Actual Percentage Achieved	Target Shares Granted	Year 1 (2012) Actual Percentage Achieved

Glenn Murphy	206,516	88%	250%	N/A	N/A
Sabrina Simmons	34,419	88%	250%	30,888	250%
Arthur Peck	39,008	71%	250%	33,878	250%
Stephen Sunnucks	42,335	33%	0%	35,535	0%

New Hire and Special Stock Unit Grants

When Mr. Larsson joined the Company in October 2012, he was granted 200,000 stock options (with an exercise price equal to the closing price of our stock on the date of grant) and 200,000 stock unit grants, both of which vest over a four-year period. These options and stock units vest in four equal annual installments, beginning on the first anniversary of his start date, provided that Mr. Larsson remains employed by the Company on the vesting dates.

In March 2012, Ms. Simmons and Mr. Sunnucks received stock unit grants of 100,000 shares and Mr. Peck received a stock unit grant of 50,000 shares to promote retention and further alignment with shareholder interests. In determining award amounts and recipients, the Committee considered the factors described above under “Compensation Analysis Framework” and used its judgment to identify the value required to help retain each executive, placing significant weight on Mr. Murphy’s recommendations. The grants will vest 50% two years following the grant date to create a retention incentive for a shorter time horizon and 50% three years following the grant date to promote longer-term retention.

Long-Term Incentive Grant Practices

It has been our practice to grant long-term incentives to executives on an annual basis, usually in the first quarter of each fiscal year. This timing was selected because it follows the release of our annual financial results and completion of annual performance reviews. We also grant long-term incentives on other dates to newly hired executives and periodically in connection with promotions or for special recognition and retention. Grants are typically approved by the Committee at a meeting and are effective on the meeting date or, if approved by unanimous written consent, the date of the last signature on the consent. However, the effective date for new hires is no earlier than the first day of employment. Grants to employees below the Vice President level are approved by the CEO or Committee Chair on a monthly basis using authority delegated by the Committee, typically for new employees hired in the prior month.

All stock options granted to employees during fiscal 2012 had an exercise price equal to the closing price of our stock on the date of grant.

Stock options typically vest based on continued service at a rate of 25% annually beginning one year from the grant date, which we have determined helps meet our retention objectives. We have also used other vesting schedules to align with timing of compensation being forfeited at a prior employer for new hires or to align with critical retention periods. Stock options are typically granted for a maximum term of ten years and vested options are exercisable for three months following employment termination. Vesting is generally accelerated upon death or retirement if the stock options are held for at least one year.

Stock units that are granted to executives other than the CEO have in most cases been scheduled to vest over three years, but the schedule may differ based on critical retention or performance periods, or the vesting of compensation being forfeited at a prior employer for new hires. Executives generally must be employed on the vesting date or awards are forfeited. Vesting is generally accelerated upon death or retirement if the awards are held for at least one year and any performance conditions have been previously satisfied.

Stock Ownership Requirements for the Global Management Team

In 2004, we adopted minimum stock ownership requirements for certain executive positions to more closely link executive and shareholder interests, to balance potential rewards and risks, and to encourage a long-term perspective in managing the Company. Each covered executive had five years from December 1, 2004 (or from the first day named as a covered executive, if later) to reach the requirement.

As of February 2, 2013, all covered executives had either met the shares requirement in the table below or had remaining time to do so.

Requirements (shares)

CEO	300,000
Division President	75,000
Corporate Executive Vice President	40,000
Other global management team member	20,000

Executives not meeting the requirement must retain 50% of after-tax shares acquired through stock compensation programs until the requirement is reached.

For purposes of determining stock ownership levels, in addition to shares held directly, certain forms of equity interests in the Company count towards the stock ownership requirement, including non performance-based stock units (vested or unvested) and shares held within a 401(k) Plan. A complete description of the requirements, including a complete list of accepted forms of ownership, is located at www.gapinc.com (follow the Investors, Governance, Executive Stock Ownership links). The Company’s insider trading policy applicable to executives prohibits speculation in the Company’s stock, including short sales, hedging or publicly-traded option transactions.

Benefits and Perquisites

Executives generally are eligible for the same health and welfare plans as other full-time Gap Inc. employees, including medical, dental, life and disability insurance, and retirement plans. Although not a significant part of total compensation, we also provide limited additional benefits and perquisites to our executives, which we believe are reasonable and consistent with our overall compensation objectives to better enable the Company to attract and retain executive talent. These perquisites and benefits include: financial planning services or an allowance, as executives typically have more complex financial planning requirements; participation in a deferred compensation plan that is offered to all highly compensated employees, as a means to help meet retirement savings goals; and matching charitable donations, up to certain annual limits, which are available to all employees.

For Mr. Murphy only, the Company provides limited personal use of a Company airplane at an amount not to exceed $200,000 per year based on the incremental cost to the Company (the cost in 2012 was $56,087), in order to provide an efficient way for Mr. Murphy to manage travel time and commitments. The Company also reimburses Mr. Murphy up to $75,000 (gross) for financial planning services on a fiscal year basis given the unique complexity of his financial arrangements.

We maintain a Iong-term international assignment policy for employees who are transferred from their home country of residence and placed on an international assignment for a specified period of time. The policy is intended to cover certain expenses such as relocation, travel costs, housing, and taxes that arise from the assignment and to minimize any financial detriment or gain. Mr. Sunnucks began an expatriate assignment in the United States in 2012. In lieu of eligibility for certain elements of the assignment policy and to substantially offset certain expenses, such as personal travel for himself and/or his family outside of normal international assignment policy provisions, incidental expenses, legal expenses associated with the review of his assignment, and financial planning for the assignment period, he received a special relocation payment of £250,000. Mr. Sunnucks continues to participate in benefit programs applicable to United Kingdom employees.

The value of the benefits and perquisites received by our executives are described in more detail in the footnotes to the Summary Compensation Table on page 47.

Post-Termination Arrangements

CEO

The terms of Mr. Murphy’s post-termination benefits were initially determined through the course of arms-length negotiations of his employment agreement in 2007. As part of these negotiations, the Committee considered competitive practice at selected peer group companies and general industry, accounting and tax implications, and the potential compensation that could be realized at multiple future points in time using a wealth accumulation analysis. We entered into the termination of employment provisions in order to address competitive concerns when Mr. Murphy was recruited by providing fixed compensation amounts that would offset the potential risk of joining the Company and foregoing other opportunities. Enhanced benefits in the case of a change in control of the Company were also included for the same reasons and to help ensure retention of Mr. Murphy and continuity in the case of a potential or actual change of control. These benefits do not include tax gross ups for additional taxes that may be due under Section 280G and only provide for acceleration of outstanding equity in the event of an actual change in control and termination of employment. The Committee determined that the benefits and structure were well within normal competitive practice, reasonable and appropriate for the circumstances, and were necessary to attract Mr. Murphy to the Company. In addition, while compensation decisions affect potential payouts under severance arrangements, those arrangements generally did not affect decisions on other compensation elements as these severance provisions may never come into effect.

In addition, the performance shares under the 2012 grant to Mr. Murphy described on page 37 will continue to vest, to the extent applicable performance goals are achieved, if his employment terminates under specified circumstances during the third year of the award. Shares may also continue to vest, to the extent applicable performance goals are achieved, if Mr. Murphy’s employment terminates under specified circumstances in connection with a change in control. The value of the award that vests or continues to vest under these provisions will be offset by the estimated value of other post-termination payments under his original employment agreement with the Company. The provisions above are described in more detail on page 56.

Executives Other Than the CEO

Post-termination arrangements are intended to provide income security in case of an involuntary termination other than for cause. Post-termination benefits have typically included base salary continuation, payments in lieu of health and welfare benefits continuation and continued financial planning services. Post-termination payments typically stop or are reduced if the executive secures other employment. The Company may also grant post-termination benefits as part of a negotiated termination of employment in exchange for a release of claims against the Company and other agreements in the Company’s interests.

In order to mitigate business risk from the potential departure of key executives and in light of the uncertainty created by our transition to a global brand management structure, the Committee determined it was in the Company’s interests to review the post-termination benefits offered to executives. In May 2012, the Committee amended the post-termination benefits for certain executives in the case of an involuntary termination other than for cause prior to February 13, 2015 to provide for limited accelerated vesting of certain restricted stock units and performance shares that remain subject to only time vesting conditions. In addition, certain executives would also receive payment of a prorated annual bonus for the fiscal year in which the termination occurs, provided that at least three months of the fiscal year have been completed. These changes were made to ensure that post-termination arrangements support executive continuity and our ability to attract talent by providing income security that acknowledges these important sources of income for our executives. There are no tax gross up or enhanced benefits in the case of a change in control of the Company. The Committee believes that, based on its analysis, the additional benefits are appropriate relative to peer group practices. In addition, while compensation decisions affect potential payouts under severance arrangements, those arrangements generally did not affect decisions on other compensation elements as these severance provisions may never come into effect. In 2012, the Company entered into an agreement with Mr. Larsson that also provides the post-termination benefits described above in the event of termination for Good Reason (as defined in his agreement) within 18 months of his start date with the Company. The post-termination benefits for executives are described in more detail on page 56.

Accounting and Tax Considerations

Accounting, tax and related financial implications to the Company and executives are considered during the analysis of our compensation and benefits program and individual elements. Overall, the Committee seeks to balance attainment of our compensation objectives with the need to maximize current tax deductibility of compensation that may impact earnings and other measures of importance to shareholders. The Committee determined that the accounting and tax impacts described below were reasonable in light of our objectives.

In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided. Share-based compensation expense is recognized in our consolidated statements of income for stock options, stock units, and performance shares.

Subject to the exceptions and limits below, we deduct for federal income tax purposes all payments of compensation and other benefits to executives. We do not deduct deferred compensation until the year that the deferred compensation is paid to an executive.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the principal executive officer or any of the three most highly compensated executive officers (other than the principal executive officer or principal financial officer) unless the compensation is based on attainment of pre-established objective performance goals and certain other requirements are met. It is the Company’s preference to qualify executive compensation as deductible under Section 162(m) where we determine it is consistent with the Company’s interests and compensation objectives. Our compensation plans have generally been designed to permit awards that qualify as deductible under Section 162(m). However, the individual objectives component of the annual incentive bonus is qualitative in nature and is subject to the deduction limits of Section 162(m). In addition, stock units, other than performance shares, that have vesting based only on continued service are also subject to the deduction limits of Section 162(m). Amounts deferred under the Deferred Compensation Plan are not subject to the Section 162(m) deduction limitation in the year of deferral.

Section 4999 and Section 280G of the Internal Revenue Code provide that executives could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of the Company and that the Company could lose an income tax deduction for such payments. We have not provided any executive with tax gross ups or other reimbursement for tax amounts the executive might be required to pay under Section 4999.

Section 409A of the Internal Revenue Code imposes additional taxes and interest on underpayments in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. We believe we are operating in compliance with Section 409A and have structured our compensation and benefits programs and individual arrangements in a manner intended to comply with the requirements of IRS regulations.

Recovery and Adjustments to Awards

Subject to the approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Company’s global management team after April 1, 2007 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Compensation Committee Report

The Compensation and Management Development Committee (the “Committee”) has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2013 and the Proxy Statement for the 2013 Annual Meeting of Shareholders.

Adrian D.P. Bellamy (Chair)

Domenico De Sole

Bob L. Martin

Katherine Tsang

Summary Compensation Table

The following table shows compensation information for fiscal 2012, which ended February 2, 2013, for our CEO, CFO and the three other most highly compensated executive officers at year-end, as required under SEC rules (“named executive officers”). The table also shows compensation information for fiscal 2011 and fiscal 2010, which ended January 28, 2012 and January 29, 2011, respectively, for those named executive officers who also were named executive officers in either of those years.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3) (4)	Option Awards ($) (4) (5)	Non-Equity Incentive Plan Compensation ($) (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)	Total ($)

Glenn Murphy	2012	$1,500,000	$0	$18,267,270	$0	$4,500,000	$0	$360,542	$24,627,812
Chairman and CEO	2011	1,500,000	0	3,119,506	3,174,120	1,706,906	0	210,968	9,711,500
	2010	1,500,000	635,000	1,810,833	0	1,719,140	0	280,937	5,945,910
Sabrina Simmons	2012	771,635	0	3,154,350	600,590	1,099,670	0	60,701	5,686,946
EVP and CFO	2011	746,635	0	449,286	529,020	528,600	0	58,985	2,312,526
	2010	718,269	0	1,444,411	559,910	504,654	0	59,889	3,287,133
Stefan Larsson	2012	326,923	350,000	6,972,460	1,728,280	0	0	319,661	9,697,324
Global President, Old Navy
Arthur Peck	2012	861,538	0	2,030,326	600,590	1,230,959	0	51,645	4,775,058
President, GID	2011	849,231	0	2,039,498	529,020	410,434	0	50,445	3,878,628
	2010	750,000	0	1,435,133	559,910	926,593	0	55,975	3,727,611
Stephen Sunnucks(9)	2012	921,383	0	3,247,284	600,590	287,817	0	767,072	5,824,146
Global President, Gap

Footnotes

(1)	The amounts in this column for Ms. Simmons in fiscal 2010, 2011 and 2012, for Mr. Peck in fiscal 2011 and 2012, and for Messrs. Larsson and Sunnucks in fiscal 2012, reflect the prorated payment of their salaries based on changes during the year. Base salary changes in fiscal 2012 are further described on page 33 of the Compensation Discussion and Analysis section.

(2)	For fiscal 2009, Mr. Murphy volunteered to reduce his salary by 15 percent, to $1,275,000, which also reduced the amount he was eligible to receive that year under the Company’s annual bonus program. For fiscal 2010, Mr. Murphy’s salary returned to $1,500,000. Based on Mr. Murphy’s performance and voluntary salary reduction in fiscal 2009, the Compensation and Management Development Committee awarded Mr. Murphy a special bonus of $635,000 in March 2010.

Mr. Larsson received a new hire bonus of $350,000 in October 2012.
(3)	This column reflects the aggregate grant date fair value for awards of stock during fiscal 2012, 2011 and 2010, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not represent the actual value that may be realized by the named executive officers. For 2010, this column includes the grant date fair value of the target number of shares that may be earned under the Company’s Long-Term Growth Program (“LGP”) with respect to year 1 of a three-year performance period beginning with fiscal 2010 (“LGP 1”). For 2011, this column includes both (1) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 2 of LGP 1 and (2) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 1 of a three-year performance period beginning with fiscal 2011 (“LGP 2”). For 2012, this column includes (1) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 3 of LGP 1, (2) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 2 of LGP 2, and (3) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 1 of a three-year performance period beginning with fiscal 2012 (“LGP 3”). See page 39 of the Compensation Discussion and Analysis section for actual shares granted under LGP 1. Mr. Murphy did not receive an LGP grant in fiscal 2012. Mr. Larsson joined the Company in October 2012 and was not entitled to a grant under the LGP in fiscal 2012.

Footnotes (continued)

For Mr. Murphy, this column also includes the aggregate grant date fair value (at $26.72 per share), based on the probable outcome at the time of grant, with respect to year 1 of a three-year performance period under the performance share grant he received on May 4, 2012 (“CEO Performance Share Grant”). The total grant date fair value of the CEO Performance Share Grant granted to Mr. Murphy in fiscal 2012 if maximum performance conditions are achieved over the entire three-year period is $53,440,000 using the per share grant date fair value for year 1 of the three-year performance period (2,000,000 shares at $26.72 per share).

Details on the figures included in this column for 2012 are reflected in the following table.

	LGP 1 (FY2010 Grant) Year 3 Target Shares Grant Date Fair Value ($)	LGP 2 (FY 2011 Grant) Year 2 Target Shares Grant Date Fair Value ($)	LGP 3 (FY 2012 Grant) Year 1 Target Shares Grant Date Fair Value ($)	Grant Date Fair Value of Non-LGP Stock Awards ($)	Total Reported in Stock Awards Column (Rounded to the nearest dollar) ($)
Glenn Murphy	2,028,325	1,641,786	n/a	14,597,159	18,267,270
Sabrina Simmons	254,961	273,631	240,618	2,385,140	3,154,350
Stefan Larsson	n/a	n/a	n/a	6,972,460	6,972,460
Art Peck	263,748	310,098	263,910	1,192,570	2,030,326
Stephen Sunnucks	248,779	336,547	276,818	2,385,140	3,247,284

The total grant date fair value of the LGP awards if maximum performance conditions were achieved over the entire three-year period under LGP 1, LGP 2 and LGP 3 are detailed in the following tables. The grant date fair value per share used in calculating the total grant date fair values below were as follows: year 1 of LGP 1 ($21.73), year 2 of LGP 1 ($20.69), year 3 of LGP 1 ($24.34), year 1 of LGP 2 ($20.27), years 2 and 3 of LGP 2 ($23.85), and years 1, 2 and 3 of LGP 3 ($23.37). The grant date fair value for year 2 of LGP 2 was used for year 3 of LGP 2, and the grant date fair value for year 1 of LGP 3 was used for years 2 and 3 of LGP 3.

LGP 1 (FY 2010 Cycle)	Maximum Shares Total Grant Date Fair Value ($)	LGP 2 (FY 2011 Cycle)	Maximum Shares Total Grant Date Fair Value ($)	LGP 3 (FY 2012 Cycle)	Maximum Shares Total Grant Date Fair Value ($)
Glenn Murphy	16,690,000	Glenn Murphy	14,036,893	Glenn Murphy	n/a
Sabrina Simmons	2,098,000	Sabrina Simmons	2,339,459	Sabrina Simmons	2,165,558
Stefan Larsson	n/a	Stefan Larsson	n/a	Stefan Larsson	n/a
Art Peck	2,170,301	Art Peck	2,651,374	Art Peck	2,375,187
Stephen Sunnucks	2,047,195	Stephen Sunnucks	2,877,510	Stephen Sunnucks	2,491,359

For a description of the Company’s Long-Term Growth Program, please see page 38 of the Compensation Discussion and Analysis section. For a description of the CEO Performance Share Grant, please see page 37 of the Compensation Discussion and Analysis section.

Footnotes (continued)

(4)	Please refer to Note 10, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 26, 2013 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table in this Proxy Statement and in our 2012 and 2011 Proxy Statements for information on awards actually granted in fiscal 2012, 2011 and 2010.

(5)	This column reflects the aggregate grant date fair value for awards of stock options during fiscal 2012, 2011 and 2010, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not represent the actual value that may be realized by the named executive officers.

(6)	The amounts in this column reflect the non-equity amounts earned by the named executive officers under the Company’s annual incentive bonus plan.

(7)	No above-market or preferential interest rate options are available under our deferred compensation programs. Please refer to the Nonqualified Deferred Compensation table for additional information on deferred compensation earnings.

(8)	The amounts shown in the All Other Compensation column are detailed in the table below.

Name	Fiscal Year	Personal Use of Airplane (a)	Financial Counseling (b)	Tax Payments (c)	Deferred Compensation Plan Match (d)	401(k) Plan Match (e)	Disability Plan (f)	Life Insurance (g)	Relocation (h)	Gift Matching (i)	Other (j)	Total

Glenn Murphy	2012	$56,087	$75,000	$0	$52,308	$10,000	$961	$1,186	$0	$100,000	$65,000	$360,542
	2011	74,219	14,000	0	50,200	9,800	1,255	1,368	0	60,126	0	210,968
	2010	105,313	13,542	0	49,161	10,298	1,255	1,368	0	100,000	0	280,937
Sabrina Simmons	2012	0	14,000	0	21,942	10,112	961	1,186	0	12,500	0	60,701
	2011	0	14,000	0	19,950	9,912	1,255	1,368	0	12,500	0	58,985
	2010	0	13,542	0	18,700	10,024	1,255	1,368	0	15,000	0	59,889
Stefan Larsson	2012	0	4,914	71,529	0	0	245	352	242,621	0	0	319,661
Arthur Peck	2012	0	14,000	0	25,615	9,883	961	1,186	0	0	0	51,645
	2011	0	14,000	0	23,708	10,114	1,255	1,368	0	0	0	50,445
	2010	0	13,542	0	20,200	9,610	1,255	1,368	0	10,000	0	55,975
Stephen Sunnucks	2012	0	32,571	214,628	0	0	5,216	65	495,756	0	18,836	767,072

(a)	The Compensation and Management Development Committee determined that it was appropriate to provide Mr. Murphy use of a Company airplane for limited personal use (not to exceed $200,000 per fiscal year in incremental cost to the Company). As required by SEC rules, the amounts shown are the incremental cost to the Company of personal use of a Company airplane and are calculated based on the variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance, and other miscellaneous variable costs. Since the Company airplane is primarily used for business travel, fixed costs which do not change based on usage, such as the pilot’s salary and maintenance costs unrelated to the trip, are excluded.

(b)	We provide executive officers access to financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual cost for those services. In fiscal 2012, Mr. Murphy was removed from the existing financial planning services program provided to other executives in favor of an annual reimbursement of expenses, given his complex circumstances and a review of the actual expenses he has incurred over time outside of the existing program.

Footnotes (continued)

(c)	For Messrs. Larsson and Sunnucks, these amounts reflect tax reimbursements in connection with Mr. Larsson’s relocation to the U.S. and Mr. Sunnucks’ international assignment.

(d)	These amounts reflect Company matching contributions under the Company’s nonqualified Deferred Compensation Plan for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($245,000 for calendar year 2012), which are matched at up to 4% of base pay, the same rate as is in effect under the Company’s 401(k) plan.

(e)	These amounts reflect Company matching contributions under the Company’s 401(k) Plan.

(f)	These amounts reflect premium payments for long-term disability insurance, which is available to benefits-eligible employees generally.

(g)	These amounts reflect premiums paid for life insurance provided to employees at the Director level and above.

(h)

For Mr. Larsson, the amount reflects costs in connection with his relocation from Sweden to California when he joined the Company in 2012.

For Mr. Sunnucks, the amount reflects costs in connection with his relocation from Great Britain to New York in 2012, including a special relocation payment of £250,000, which is further described on page 42 of the Compensation Discussion and Analysis section.

(i)	These amounts reflect Company matching contributions under the Company’s Gift Match Program, available to all employees, under which contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. In fiscal 2012, the limit for the named executive officers was $15,000, with the exception of Mr. Murphy who had an annual matching limit of $100,000. These amounts also reflect payments made pursuant to our Board Service Program that matches nonprofit board service by eligible employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000. The annual gift match eligibility limits are based on the executive’s original donation date.

(j)	The amount in this column for Mr. Murphy reflects reimbursement of attorney fees he incurred in connection with the review of his 2012 performance share agreement. The amount in this column for Mr. Sunnucks reflects a car allowance.

(9)	Mr. Sunnucks’ cash compensation is paid in British pound sterling. For presentation purposes, Mr. Sunnucks’ compensation is translated from British pounds to U.S. dollars using the exchange rate as of the last business day of the Company’s 2012 fiscal year (February 1, 2013).

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2012, which ended on February 2, 2013. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Glenn Murphy	5/4/12	5/4/12				0	333,333	666,666				$14,597,159
	N/A			$ 2,250,000	$ 4,500,000
	3/12/12	3/12/12				37,500	83,333	250,000				2,028,325
	3/12/12	3/12/12				30,977	68,838	206,516				1,641,786
Sabrina Simmons	3/12/12	3/12/12								100,000	$25.09	600,590
	3/12/12	3/12/12							100,000			2,385,140
	N/A		$ 144,682	578,726	1,157,453
	3/12/12	3/12/12				4,713	10,475	31,426				254,962
	3/12/12	3/12/12				5,162	11,473	34,419				273,631
	3/12/12	3/12/12				4,633	10,296	30,888				240,618
Stefan Larsson	10/1/12	10/1/12								200,000	36.10	1,728,280
	10/1/12	10/1/12							200,000			6,972,460
	N/A		N/A	N/A	N/A
Arthur Peck	3/12/12	3/12/12								100,000	25.09	600,590
	3/12/12	3/12/12							50,000			1,192,570
	N/A		161,538	646,154	1,292,307
	3/12/12	3/12/12				4,876	10,836	32,509				263,748
	3/12/12	3/12/12				5,851	13,002	39,008				310,098
	3/12/12	3/12/12				5,081	11,292	33,878				263,894
Stephen	3/12/12	3/12/12								100,000	25.09	600,590
Sunnucks	3/12/12	3/12/12							100,000			2,385,140
	N/A		172,759	691,037	1,382,075
	3/12/12	3/12/12				4,599	10,221	30,665				248,779
	3/12/12	3/12/12				6,350	14,111	42,335				336,547
	3/12/12	3/12/12				5,330	11,845	35,535				276,818

Footnotes

(1)   The amounts shown in these columns reflect the estimated potential payment levels for the fiscal 2012 performance period under the Company’s annual incentive bonus plan, further described on page 33 of the Compensation Discussion and Analysis section. The potential payouts were performance-based and, therefore, were completely at risk. The potential target and maximum payment amounts assume achievement of 100% and 200%, respectively, of the individual objectives component of the annual incentive bonus plan, described on page 35. The potential threshold payment amount only assumes 100% achievement of the individual objectives component and 0% achievement of the financial performance component. Each named executive officer, other than Mr. Larsson who was not eligible in fiscal 2012, received a bonus under the annual incentive bonus plan, which is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Footnotes (continued)

(2)   For Mr. Murphy, the numbers in this column for the May 4, 2012 grant reflect the threshold, target and maximum amounts for year 1 of a three-year performance period beginning in fiscal 2012, further described on page 37 of the Compensation Discussion and Analysis section.

For each Executive, the amounts shown in these columns reflect, in shares, (1) the threshold, target and maximum amounts for year 3 of a three-year performance period beginning in fiscal 2010 (“LGP 1”), (2) the threshold, target and maximum amounts for year 2 of a three-year performance period beginning in fiscal 2011 (“LGP 2”) and the threshold, target and maximum for year 1 of a three-year performance period beginning in fiscal 2012 (“LGP 3”) under the Company’s Long-Term Growth Program, further described on page 38 of the Compensation Discussion and Analysis section. Potential payouts are based on the applicable interpolated award values between the threshold, target, and maximum payout levels. The potential awards are performance-based and, therefore, completely at risk. The total number of shares that were actually granted for the entire three-year performance period under LGP 1 for each named executive was as follows: Mr. Murphy (284,089), Ms. Simmons (35,711), Mr. Peck (44,741), and Mr. Sunnucks (22,030). The total number of shares that could be earned if the target performance conditions are achieved over the entire three-year performance period under LGP 2 for each named executive is as follows: Mr. Murphy (206,516), Ms. Simmons (34,419), Mr. Peck (39,008), and Mr. Sunnucks (42,335). The total number of shares that could be earned if the target performance conditions are achieved over the entire three-year performance period under LGP 3 for each named executive is as follows: Ms. Simmons (30,888), Mr. Peck (33,878) and Mr. Sunnucks (35,535).

Mr. Murphy did not receive an LGP grant in fiscal 2012. Mr. Larsson joined the Company in October 2012 and, therefore, was not entitled to a grant under the LGP in fiscal 2012. Please see footnote 5 to the Outstanding Equity Awards at Fiscal Year-End table for the maximum number of shares that may be earned under LGP 1, LGP 2 and LGP 3 if the maximum performance conditions are achieved over the entire three-year period.

(3)   The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FASB ASC 718. Please refer to Note 10, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 26, 2013 for the relevant assumptions used to determine the valuation of our stock and option awards. For fiscal 2012, the grant date fair value of the Equity Incentive Plan Awards is based on the closing price of a share of our stock on the date that the awards were granted less future expected dividends during the vesting period, multiplied by the target number of shares that may be earned. For Mr. Murphy, this column also includes the grant date fair value (at $26.72 per share) based on the probable outcome at the time of grant with respect to year 1 of a three-year performance period. For year 3 of LGP 1, the grant date fair value is $24.34. For year 2 of LGP 2, the grant date fair value is $23.85. For year 1 of LGP 3, the grant date fair value is $23.37. For the total grant date fair value of awards if maximum performance conditions are achieved over the entire three-year performance period under LGP 1, LGP 2 and LGP 3, see footnote 3 to the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2012, which ended on February 2, 2013.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)

Glenn Murphy	1,450,000	400,000	(a)	—	$16.44	8/3/2017	—		—	—		—
	1,600,000	400,000	(b)	—	18.91	8/3/2017	—		—	—		—
	150,000	450,000	(c)	—	21.79	3/14/2021	—		—	—		—
							—		—	666,666	(a)	$21,979,978
	—	—		—	—	—	—		—	284,089	(b)	9,366,414
							—		—	61,954	(c)	2,042,623
Sabrina Simmons	—	37,500	(d)	—	11.77	3/16/2019	—		—	—		—
	—	50,000	(e)	—	23.07	3/15/2020	—		—	—		—
	—	75,000	(f)	—	21.79	3/14/2021	—		—	—		—
	—	100,000	(g)	—	25.09	3/12/2022	—		—	—		—
	—	—		—	—	—	27,529	(a)	$907,631	—		—
	—	—		—	—	—	100,000	(b)	3,297,000	—		—
	—	—		—	—	—	—		—	35,711	(b)	1,177,392
	—	—		—	—	—	—		—	10,325	(c)	340,415
	—	—		—	—	—	—		—	4,633	(d)	152,750
Stefan Larsson	—	200,000	(h)	—	36.10	10/1/2022	—		—	—		—
	—	—		—	—	—	200,000	(c)	6,594,000	—		—
Arthur Peck	100,000	—		—	19.68	3/17/2018	—		—	—		—
	—	31,250	(i)	—	11.77	3/16/2019	—		—	—		—
	50,000	50,000	(j)	—	23.07	3/15/2020	—		—	—		—
	25,000	75,000	(k)	—	21.79	3/14/2021	—		—	—		—
	—	100,000	(l)	—	25.09	3/12/2022	—		—	—		—
	—	—		—	—	—	27,142	(d)	894,872	—		—
	—	—		—	—	—	75,000	(e)	2,472,750	—		—
	—	—		—	—	—	50,000	(f)	1,648,500	—		—
	—	—		—	—	—	—		—	44,741	(b)	1,475,111
	—	—		—	—	—	—		—	11,702	(c)	385,815
	—	—		—	—	—	—		—	5,081	(d)	167,521
Stephen Sunnucks	130,000	—		—	17.84	3/13/2016	—		—	—		—
	125,000	—		—	19.68	3/17/2018	—		—	—		—
	93,750	31,250	(m)	—	11.77	3/16/2019	—		—	—		—
	50,000	50,000	(n)	—	23.07	3/15/2020	—		—	—		—
	25,000	75,000	(o)	—	21.79	3/14/2021	—		—	—		—
	—	100,000	(p)	—	25.09	3/12/2022	—		—	—		—
	—	—		—	—	—	29,116	(g)	959,955	—		—
	—	—		—	—	—	100,000	(h)	3,297,000	—		—
	—	—		—	—	—	100,000	(i)	3,297,000	—		—
	—	—		—	—	—	—		—	22,030	(b)	726,329
	—	—		—	—	—	—		—	12,700	(c)	418,719
	—	—		—	—	—	—		—	5,330	(d)	175,730

Footnotes

(1)	The following footnotes set forth the vest dates for the outstanding option awards (vesting generally depends upon continued employment):

(a)	Options vest 400,000 on 8/3/2013.

(b)	Options vest 400,000 on 8/3/2013.

Footnotes	(continued)

(c)	Options vests 150,000 on 3/14/2013, 150,000 on 3/14/2014 and 150,000 on 3/14/2015.

(d)	Options vest 37,500 on 3/16/2013.

(e)	Options vest 25,000 on 3/15/2013 and 25,000 on 3/15/2014.

(f)	Options vest 25,000 on 3/14/2013, 25,000 on 3/14/2014 and 25,000 on 3/14/2015.

(g)	Options vest 25,000 on 3/12/2013, 25,000 on 3/12/2014, 25,000 on 3/12/2015 and 25,000 on 3/12/2016.

(h)	Options vest 50,000 on 10/1/2013, 50,000 on 10/1/2014, 50,000 on 10/1/2015 and 50,000 on 10/1/2016.

(i)	Options vest 31,250 on 3/16/2013.

(j)	Options vest 25,000 on 3/15/2013 and 25,000 on 3/15/2014.

(k)	Options vest 25,000 on 3/14/2013, 25,000 on 3/14/2014 and 25,000 on 3/14/2015.

(l)	Options vest 25,000 on 3/12/2013, 25,000 on 3/12/2014, 25,000 on 3/12/2015 and 25,000 on 3/12/2016.

(m)	Options vest 31,250 on 3/16/2013.

(n)	Options vest 25,000 on 3/15/2013 and 25,000 on 3/15/2014.

(o)	Options vest 25,000 on 3/14/2013, 25,000 on 3/14/2014 and 25,000 on 3/14/2015.

(p)	Options vest 25,000 on 3/12/2013, 25,000 on 3/12/2014, 25,000 on 3/12/2015 and 25,000 on 3/12/2016.

(2)	The exercise price of the options granted prior to fiscal 2007 was equal to the average of the high and low stock prices for our common stock as reported in New York Stock Exchange (NYSE) –Composite Transactions for the date of grant. Beginning in fiscal 2007, the exercise price was determined using the closing price of the Company’s stock on the effective date of the grant.

(3)	The following footnotes set forth the vest dates for the outstanding stock awards (vesting generally depends upon continued employment):

(a)	Award vests 27,529 on 3/15/2013.

(b)	Award vests 50,000 on 3/12/2014 and 50,000 on 3/12/2015.

(c)	Award vests 50,000 on 10/1/2013, 50,000 on 10/1/2014, 50,000 on 10/1/2015 and 50,000 on 10/1/2016.

(d)	Award vests 27,142 on 3/15/2013.

(e)	Award vests 37,500 on 3/14/2013 and 37,500 on 3/14/2014.

(f)	Award vests 25,000 on 3/12/2014 and 25,000 on 3/12/2015.

(g)	Award vests 29,116 on 3/15/2013.

(h)	Award vests 50,000 on 3/14/2013 and 50,000 on 3/14/2014.

(i)	Award vests 50,000 on 3/12/2014 and 50,000 on 3/14/2015.

(4)	Represents the number of stock awards multiplied by the closing price of our common stock as of February 1, 2013 ($32.97).

(5)	(a) Represents the maximum number of shares that were earned for year 1 of a three-year performance period beginning in fiscal 2012, further described on page 37 of the Compensation Discussion and Analysis section. The total number of shares that could be earned if the maximum performance conditions are achieved over the entire three-year performance period is 2,000,000. The aggregate award earned will vest in January 2015, contingent on continued service with the Company.

(b)   Represents the number of shares earned under the Company’s Long-Term Growth Program (described on page 38 of the Compensation Discussion and Analysis section) with respect to year 1 (fiscal 2010), year 2 (fiscal 2011) and year 3 (fiscal 2012) of a three-year performance period. The total number of shares that could have been earned if the maximum performance conditions were achieved over the entire three-year performance period for each named executive was as follows: Mr. Murphy (750,000), Ms. Simmons (94,278), Mr. Peck (97,527) and Mr. Sunnucks (91,995). Half of any award earned vested on the date the Company’s Compensation and Management Development Committee certified attainment in 2013, and the remainder will vest on the anniversary of such certification date, contingent on continued service with the Company.

Footnotes	(continued)

(c)   Represents the threshold number of shares that may be earned under the Company’s Long-Term Growth Program (described on page 38 of the Compensation Discussion and Analysis section) with respect to year 1 (fiscal 2011) and year 2 (fiscal 2012) of a three-year performance period. The total number of shares that could be earned if the maximum performance conditions are achieved over the entire three-year performance period for each named executive is as follows: Mr. Murphy (619,548), Ms. Simmons (103,257), Mr. Peck (117,024) and Mr. Sunnucks (127,005). Half of any award earned will vest on the date the Company’s Compensation and Management Development Committee certifies attainment in 2014, and the remainder will vest on the anniversary of such certification date, contingent on continued service with the Company.

(d)   Represents the threshold number of shares that may be earned under the Company’s Long-Term Growth Program (described on page 38 of the Compensation Discussion and Analysis section) with respect to year 1 (fiscal 2012) of a three-year performance period. The total number of shares that could be earned if the maximum performance conditions are achieved over the entire three-year performance period for each named executive is as follows: Ms. Simmons (92,664), Mr. Peck (101,634) and Mr. Sunnucks (106,605). Mr. Murphy did not receive a grant under the Company’s Long-Term Growth Program in fiscal 2012. Mr. Larsson joined the Company in October 2012 and, therefore, did not receive a grant under the Company’s Long-Term Growth Program in fiscal 2012. Half of any award earned will vest on the date the Company’s Compensation and Management Development Committee certifies attainment in 2015, and the remainder will vest on the anniversary of such certification date, contingent on continued service with the Company.

(6)	Represents the number of stock awards multiplied by the closing price of our common stock as of February 1, 2013 ($32.97).

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2012, which ended on February 2, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Glenn Murphy	150,000	$ 1,764,000	0	$ 0
Sabrina Simmons	457,500	3,052,286	117,906	3,000,516
Stefan Larsson	0	0	0	0
Arthur Peck	418,750	7,282,086	97,425	2,480,406
Stephen Sunnucks	0	0	105,565	2,687,574

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation activity for the named executive officers in fiscal 2012, which ended on February 2, 2013.

Name	Executive Contribution in Fiscal 2012 ($) (1)	Registrant Contributions in Fiscal 2012 ($) (2)	Aggregate Earnings in Fiscal 2012 ($) (3)	Aggregate Withdrawals/ Distributions in Fiscal 2012 ($)	Aggregate Balance at Fiscal 2012 Year-End ($) (4)

Glenn Murphy	$60,000	$52,308	$77,052	$0	$673,867
Sabrina Simmons	23,149	21,942	11,159	0	190,035
Stefan Larsson	3,846	0	(9)	0	3,837
Arthur Peck	170,702	25,615	223,229	0	1,661,301
Stephen Sunnucks (5)	0	0	0	0	849,532

Footnotes
(1)	These amounts are included in the “Salary” column of the Summary Compensation Table.
(2)

Footnote 8 to the Summary Compensation Table shows matching contributions under the Company’s Deferred Compensation Plan (“DCP”) for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($250,000 for calendar year 2012), which are matched at up to 4%, the same rate as is in effect under the Company’s 401(k) plan.

(3)	These amounts include earnings and dividends. In fiscal 2012, no above-market or preferential interest rate options were available on notional investments in the DCP.
(4)

A portion of these amounts were previously reported as deferred compensation in the Nonqualified Deferred Compensation and Summary Compensation tables in the Proxy Statements for prior Annual Meetings.

(5)

From 2005 to 2011, Mr. Sunnucks participated in a retirement program available to all of the Company’s eligible U.K. employees. The last contribution was submitted as of November 4, 2011. As of February 2, 2013, the aggregate balance was £541,207. For presentation purposes, Mr. Sunnucks’ aggregate balance was converted to U.S. dollars using the exchange rate as of the last business day of fiscal 2012. The retirement program is a tax-qualified program in the U.K. and eligible U.K. employees may contribute any portion of their earnings up to a £50,000 annual limit and a prescribed lifetime cap (currently £1,500,000). The minimum age to begin withdrawals is 55 years old.

Potential Payments Upon Termination

Post-Termination Benefits — Glenn Murphy

On July 25, 2007, the Company and Glenn Murphy, our Chairman and CEO, executed an employment agreement in connection with Mr. Murphy joining the Company. The employment agreement was amended and restated on December 1, 2008 in response to Section 409A of the Internal Revenue Code (“Section 409A”), and was amended again on February 9, 2009 in connection with a change in Mr. Murphy’s salary (the “Employment Agreement”). The Employment Agreement was filed as an exhibit to the Company’s Annual Report on Form 10-K, filed with the SEC on March 27, 2009. The Employment Agreement generally provides the following post-termination benefits, contingent on Mr. Murphy signing a release of claims:

Without a Change in Control: If Mr. Murphy is involuntarily terminated without Cause, or Mr. Murphy terminates his employment for Good Reason or due to a Material Diminution of Responsibilities, other than in connection with a Change in Control of the Company (each as defined in the Employment Agreement), he will be eligible for:

i.	His then current salary for twenty-four months (the “post-termination period”). Post-termination period payments will cease if Mr. Murphy accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if he breaches his obligations to the Company (e.g. duty to protect confidential information, agreement not to solicit Company employees). Post-termination period payments will be reduced by any cash compensation Mr. Murphy earns during the post-termination period from other employment or professional relationship with a non-competitor other than up to $500,000 per 12-month period earned for providing director and/or consulting services to a non-competitor while Mr. Murphy is unemployed.

ii.	A prorated bonus in the year of termination if earned, plus bonuses at an annual maximum of 150% of base salary if earned for the next two fiscal years, subject to cessation or offset as noted under paragraph (i) above.

iii.	Should Mr. Murphy elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which he is receiving payments under paragraph (i) above.

iv.	Acceleration of 25% of the unvested portion of the stock options granted on his start date.

Following a Change in Control: If Mr. Murphy is involuntarily terminated without Cause in connection with or within twelve months after a Change in Control of the Company, he terminates his employment for Good Reason within twelve months after a Change in Control, or he terminates his employment due to a Material Diminution of Responsibilities within 30 days after the six month anniversary of a Change in Control (each as defined in the Employment Agreement), he will be eligible for:

i.	A lump sum equivalent to his then current salary for twenty-four months.

ii.	A prorated bonus in the year of termination if earned, plus bonuses at an annual maximum of 150% of base salary if earned for the next two fiscal years.

iii.	Should Mr. Murphy elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium.

iv.	Acceleration of any unvested portion of the stock options granted to him on his start date with the Company.

On May 4, 2012, the Company approved a grant of performance shares to Mr. Murphy to further incentivize delivery on the Company’s core growth and financial performance objectives over fiscal years 2012, 2013 and 2014, pursuant to a CEO Performance Share Agreement (the “PSA”). The PSA was filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2012. The PSA provides for the following post-termination benefits:

(i)	In the event of Mr. Murphy’s termination in the Company’s 2012 or 2013 fiscal year by the Company other than for Cause, death or disability or by Mr. Murphy for Good Reason or a Material Diminution of Responsibilities, in each case, within twelve months after or 60 days prior to a “Change-in-Control” (as defined in the Employment Agreement), the PSA shares may vest on a prorated basis, to the extent applicable performance goals are achieved through the fiscal year in which the termination occurred.

(ii)	In the event of Mr. Murphy’s termination in the Company’s 2014 fiscal year by the Company other than for Cause, death or disability or by Mr. Murphy for Good Reason or a Material Diminution of Responsibilities (whether or not in connection with a Change-in-Control), the PSA shares may continue to vest, to the extent applicable performance goals are achieved through the fiscal year in which the termination occurred.

(iii)	In the event either (i) or (ii) above is triggered, the value of the PSA will be reduced by shares having a value on the payment date equal to $9,777,500, which is the estimated value of post-termination payments Mr. Murphy would receive under his Employment Agreement.

The table below shows the amounts that Mr. Murphy would be eligible to receive in a non-Change in Control scenario and in a Change in Control scenario under his Employment Agreement and the PSA, assuming that the termination occurred on February 2, 2013, the last day of our 2012 fiscal year.

Potential Post-Termination Payment Eligibility for Glenn Murphy Assumes termination date of February 2, 2013
Description	No Change in Control (as defined in Employment Agreement)	Change in Control (as defined in Employment Agreement)

Cash Payments Related to Salary (1)	$3,000,000	$3,000,000
Cash Payments Related to Bonus	9,000,000	9,000,000
Health Benefits	28,632	28,632
Stock Option Vesting Acceleration (2)	6,118,000	24,472,000
Stock Award Vesting Acceleration (3)	12,202,478	12,202,478
Total	18,146,632	48,703,110

Footnotes

(1)	Does not include the deferred compensation that Mr. Murphy would also be entitled to receive upon termination, as described in the Nonqualified Deferred Compensation section, above.

(2)	Reflects the value of all unvested stock options that would have become vested if Mr. Murphy had been terminated on February 2, 2013, based on the difference between the option exercise price and the last closing price of our common stock as of that date.

(3)	Reflects the value of the prorated shares earned if Mr. Murphy had been terminated on February 2, 2013, less $9,777,500 (the estimated value of post-termination payments Mr. Murphy would receive under his Employment Agreement).

Post-Termination Benefits — Sabrina Simmons, Stefan Larsson, Arthur Peck, and Stephen Sunnucks

The Company entered into agreements that provide eligibility for post-termination benefits in the case of involuntary termination without cause. In light of the uncertainty created by the Company’s transition to a global brand management structure in 2012 and in order to mitigate business risk from the potential departure of key executives, certain benefits, enumerated in paragraphs iv. and v. below, were added to the agreements. These agreements in total provide that if the executive is involuntarily terminated without cause (as specified in each respective agreement) prior to February 13, 2015, the executive will receive (in exchange for a release of claims):

i.	The executive’s then current salary for eighteen months (the “post-termination period”). Post-termination period payments will cease if the executive accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if the executive breaches his or her obligations to the Company (e.g. duty to protect confidential information, agreement not to solicit Company employees). Post-termination period payments will be reduced by any compensation the executive receives during the post-termination period from other employment or professional relationship with a non-competitor.

ii.	Should the executive elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which the executive is receiving payments under paragraph (i) above.

iii.	During the period in which the executive is receiving payments under paragraph (i) above, reimbursement for his or her costs to maintain the financial counseling program the Company provides to senior executives.

iv.	A prorated bonus in the year of termination if the executive worked at least 3 months of the fiscal year and if earned based on actual fiscal results achieved in the year of termination.

v.	Accelerated vesting (but not settlement) of restricted stock units and performance shares or units that remain subject only to time vesting conditions scheduled to vest prior to April 1 following the fiscal year of termination.

In addition, Mr. Larsson’s agreement provides for the post-termination benefits described above in the event that he voluntarily terminates his employment for Good Reason (as defined in his agreement) within 18 months of his start date with the Company.

Subparagraphs (i) through (v) above were added to Mr. Sunnucks’ U.K. employment agreement in a manner that conforms with other entitlements under that agreement.

The table below shows the amounts that Ms. Simmons, Mr. Larsson, Mr. Peck and Mr. Sunnucks would have been eligible to receive under the agreements described above assuming that they had been terminated without cause on February 2, 2013, the last day of our 2012 fiscal year.

Potential Post-Termination Payment Eligibility for Sabrina Simmons, Stefan Larsson, Arthur Peck and Stephen Sunnucks assuming termination date of February 2, 2013
Description	Ms. Simmons	Mr. Larsson	Mr. Peck	Mr. Sunnucks

Cash Payments related to salary (1)	$1,162,500	$1,500,000	$1,350,000	$1,506,912
Cash Payments related to bonus (2)	1,099,670	0	1,230,959	287,817
Health Benefits	21,168	21,258	21,474	31,518
Financial Counseling (3)	21,000	21,000	21,000	$48,857
Stock Award Vesting Acceleration	1,496,310	0	2,901,756	2,971,619
Total	3,800,648	1,542,258	5,525,189	4,846,723

Footnotes

(1)	Payments represent salary continuation for 18 months. The amounts do not include the deferred compensation these executives would also be entitled to receive upon termination, as described in the Nonqualified Deferred Compensation section, above.

For Mr. Sunnucks, his salary (paid in British pound sterling) was increased in November 2012 following his appointment as Global President, Gap. The exchange rate as of the last business day of fiscal 2012 was used to convert Mr. Sunnucks’ base salary to U.S. dollars (£640,000 as of 2/1/2013, respectively).

(2)	Payments represent fiscal 2012 bonus that was earned by each executive.

(3)	Mr. Sunnucks is not entitled to a financial counseling benefit during the term of his relocation assignment from Great Britain to New York, in light of the special relocation payment of £250,000 he received, which is described further on page 42 of the Compensation Discussion and Analysis section.

Death, Disability or Retirement

Each of our named executive officers is generally entitled to the following additional death, disability or retirement benefits:

i.	Executive supplemental long-term disability insurance, which increases income replacement to 50% of base salary up to a maximum payment of $25,000 per month.

ii.	Life insurance, provided to employees at the Director level and above, which provides coverage of three times base salary up to a maximum of $2 million.

iii.	Upon retirement, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year. None of our named executive officers was old enough to be eligible for retirement-based accelerated vesting as of February 2, 2013, the last day of our 2012 fiscal year. For these purposes, “Retirement” means Employee’s Termination of Service for any reason (other than due to Employee’s misconduct as determined by the Company in its sole discretion) after Employee has attained age 60 and completed at least five (5) years of continuous service as an Employee of the Company or an Affiliate.

iv.	Upon death, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year, provided that any performance targets have been satisfied. The table below shows the value of all unvested options and unvested stock awards that would have become vested in the event of the named executive’s death on February 2, 2013, the last day of our 2012 fiscal year.

Mr. Sunnucks’ employment agreement provides information on his eligibility for certain death, disability or retirement benefits consistent with a U.K. statutory scheme.

Potential Accelerated Vesting Eligibility for Named Executive Officers Assuming the Executive had Died on February 2, 2013
Description	Mr. Murphy	Ms. Simmons	Mr. Larsson	Mr. Peck	Mr. Sunnucks

Stock Option Vesting Acceleration (1)	$17,267,000	$2,128,500	$0	$1,996,000	$1,996,020
Stock Award Vesting Acceleration (2)	9,366,414	2,085,023	0	4,842,733	4,983,283
Total	26,633,414	4,213,523	0	6,838,733	6,979,303

Footnotes

(1)	Reflects the value of all unvested stock options that would have become vested assuming the named executive officers had died on February 2, 2013, based on the difference between the option exercise price and the last closing price of our common stock as of that date.

(2)	Reflects the value of all unvested stock awards that would have become vested assuming the named executive officers had died on February 2, 2013, based on the last closing price of our common stock as of that date.

Equity Compensation Plan Information

The following table provides information as of February 2, 2013 about shares of our common stock which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our equity compensation plans, including the 2011 Long-Term Incentive Plan, the 2002 Stock Option Plan, the Employee Stock Purchase Plan, the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan.

Equity Plan Summary
	Column (A)		Column (B)	Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))

Equity Compensation Plans Approved by Security Holders (1)	24,828,539	(2)	$18.45	57,874,714	(3)
Equity Compensation Plans Not Approved by Security Holders (4)	1,210,950		20.19	0
Total	26,039,489		18.53	57,874,714

Footnotes

(1)	These plans consist of our 2011 Long-Term Incentive Plan (the “2011 Plan”) and Employee Stock Purchase Plan (the “ESPP”).

(2)	This number excludes 221,779 shares that were issued at the end of the most recent ESPP purchase period, which began on December 1, 2012 and ended on February 28, 2013, after the end of our 2012 fiscal year. This number also excludes shares that may be issued upon satisfaction of performance targets under the 2011 Plan because the number of shares that could be issued will be based upon the per share value of our stock on the ultimate date of grant. This number includes the number of shares that could be earned under the Company’s Long-Term Growth Program (described on page 38 of the Compensation Discussion and Analysis section) and the number of shares that could be earned under the May 4, 2012 performance share grant to our CEO (described on page 37 of the Compensation Discussion and Analysis section) if the maximum performance conditions are achieved over the entire three-year performance periods.

(3)	This number includes 5,064,960 shares that were available for future issuance under the ESPP at the end of our 2012 fiscal year, including the 221,779 shares described in footnote 2, above. For those grants prior to May 17, 2011, the number shown reflects the deduction of three shares from the Company’s share reserve for every one stock award at the time of grant and, for those grants on or after May 17, 2011, the number shown reflects the deduction of two shares from the Company’s share reserve for every one stock award at the time of grant, pursuant to the terms of the 2011 Plan.

(4)	These plans consist of the 2002 Stock Option Plan (discontinued in May 2006), the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan (suspended following the November 1, 2010 purchase) (the “UK Plan”), which are described below.

Our 2011 Long-Term Incentive Plan and our Employee Stock Purchase Plan were approved by our shareholders. The three plans described below were not required to be approved by our shareholders.

•	2002 Stock Option Plan

Our Board of Directors originally approved the 2002 Stock Option Plan (the “2002 Plan”), formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program,” effective as of January 1, 1999. The 2002 Plan was intended to increase incentives and to encourage share ownership on the part of eligible non-officer regular employees of the Company and its affiliates by providing limited grants of nonqualified stock options to such employees. In May 2006, the 2002 Plan was discontinued for new grants following the approval of our amended and restated 2006 Long-Term Incentive Plan (now the 2011 Long-Term Incentive Plan) by our shareholders at the 2006 Annual Meeting. Shares that were then available under the 2002 Plan transferred to the 2006 Long-Term Incentive Plan (now the 2011 Long-Term Incentive Plan). Any outstanding awards under the 2002 Plan remain subject to the terms and conditions under the 2002 Plan. A total of 1,210,950 awards remained outstanding under the 2002 Plan as of February 2, 2013.

•	Nonemployee Director Deferred Compensation Plan

The Board of Directors originally approved the Nonemployee Director Deferred Compensation Plan (the “Director Plan”) effective as of August 26, 1997; it was amended and restated effective as of December 9, 2003. In response to Section 409A of the Internal Revenue Code and proposed regulations issued thereunder, the Company suspended use of the Director Plan in January 2005 and then terminated it in September 2005. The Director Plan was intended to increase incentives and to encourage share ownership on the part of non-employee directors, to provide them with the opportunity to defer compensation on a pre-tax basis, and to further the growth and profitability of the Company. No stock options remained outstanding under the Nonemployee Director Deferred Compensation Plan as of February 2, 2013.

•	UK Employee Stock Purchase Plan

The Board of Directors approved the UK Employee Stock Purchase Plan (the “UK Plan”) effective as of September 2000. The UK Plan was intended to enable eligible employees in the United Kingdom to acquire shares, thereby giving them a continuing stake in the Company. Under the UK Plan, all eligible employees could purchase shares at a price equal to the lower of the market value of a share on the first or last day of each six-month purchase period. “Market Value” generally means the closing price of a share on the New York Stock Exchange. We also provided each participant a match of one share for every seven shares purchased under the UK Plan. Participants generally had to hold any matching shares received under the UK Plan for at least three years. Participants paid for their share purchases under the UK Plan through payroll deductions of between £10 to £125 per month, not to exceed the lesser of £750 per six-month purchase period or 10% of their eligible salary per tax year (as defined in the UK Plan). A total of 1,000,000 shares were reserved for issuance under the UK Plan. A total of 174,413 shares were issued under the UK Plan. The Company suspended use of the UK Plan after the November 1, 2010 purchase; however, it will maintain administration of the plan for the next four years until current participants can release their stock tax-free under UK legislation.

OTHER INFORMATION

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. The Compensation and Management Development Committee’s charter requires that the members of that Committee, all of whom are independent directors, approve all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. The Audit and Finance Committee’s charter requires that the members of the Audit and Finance Committee, all of whom are independent directors, review and approve transactions with the Company involving management and/or members of the Board of Directors that are not otherwise subject to the approval of the Compensation and Management Development Committee and would require disclosure under SEC rules. In the event a transaction involves a committee member, that member will recuse him or herself from the approval of the transaction.

In addition, the Audit and Finance Committee oversees the Company’s Corporate Compliance Program, which includes procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and other matters under the Company’s Code of Business Conduct.

Certain Relationships and Related Transactions

The Audit and Finance Committee of the Board reviewed and approved the terms of agreements to lease to Doris F. Fisher, co-founder of the Company and Honorary Lifetime Member of the Board of Directors, a total of approximately 27,000 square feet of space in our One Harrison and Two Folsom San Francisco headquarter locations primarily to display portions of her personal art collection. Mrs. Fisher is the mother of Robert J. Fisher and William S. Fisher. The agreements provide for base rent ranging from $30.00 to $42.35 per square foot per year over a 15-year term. Rental income from this leased space for fiscal 2012 was approximately $1 million. We believe that these rental rates were at least competitive when the agreements were entered into. The agreements also provide us and our employees significant benefits, including use of the space on a regular basis for corporate functions at no charge.

By Order of the Board of Directors,

Michelle Banks

Corporate Secretary

This Proxy Statement is printed on paper manufactured from well-
managed forests, controlled sources, and recycled wood or fiber. Soy ink, rather than petroleum-based ink, is used throughout. We encourage you to recycle this document when you are finished with it.

GAP INC. ATTN: MARIE MA TWO FOLSOM STREET SAN FRANCISCO, CA, 94105	VOTE BY INTERNET - www.proxyvote.com

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GAP INC.
The Board of Directors recommends you vote FOR Items 1, 2 and 3:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Adrian D. P. Bellamy	☐	☐	☐
	1b. Domenico De Sole	☐	☐	☐			For	Against	Abstain
	1c. Robert J. Fisher	☐	☐	☐	2.	Ratification of the selection of Deloitte & Touche LLP as the registered public accounting firm for the fiscal year ending February 1, 2014.	☐	☐	☐
	1d. William S. Fisher	☐	☐	☐
	1e. Isabella D. Goren	☐	☐	☐
	1f. Bob L. Martin	☐	☐	☐	3.	Advisory vote to approve the overall compensation of the Company’s named executive officers.	☐	☐	☐
	1g. Jorge P. Montoya	☐	☐	☐
	1h. Glenn K. Murphy	☐	☐	☐
	1i. Mayo A. Shattuck III	☐	☐	☐	4.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.
	1j. Katherine Tsang	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M58098-P36237-Z59878

THE GAP, INC.

Annual Meeting of Shareholders

May 21, 2013 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Glenn Murphy, Michelle Banks and Sabrina Simmons, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions, as designated on the reverse side of this proxy, all of the shares of common stock of THE GAP, INC. that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM local time on May 21, 2013 at THE GAP, INC. Headquarters, Two Folsom Street, San Francisco, CA 94105, and any adjournment or postponement thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side